EXHIBIT 10.1

Credit Agreement

by and among

Fusion NBS Acquisition Corp.,
as Borrower

and

Opus Bank,
as Administrative Agent and Lender

and

The Other Lenders from time to time party Hereto

$40,000,000 Senior Secured Credit Facilities

Dated as of August 28, 2015

TABLE OF CONTENTS

SECTION 1	DEFINITIONS AND ACCOUNTING TERMS	1
1.01.	Defined Terms	1
1.02.	Use of Certain Terms	23
1.03.	Accounting Terms	24
1.04.	Rounding	24
1.05.	Exhibits and Schedules	24
1.06.	References to Agreements and Laws	24
SECTION 2	EXTENSION OF CREDIT	24
2.01.	Loans; Maximum Amounts	24
2.02.	Prepayments	25
2.03.	Principal and Interest	27
2.04.	Fees	28
2.05.	Change or Termination of Commitments	28
2.06.	Computation of Interest and Fees	29
2.07.	Making Payments	29
2.08.	Funding Sources	29
2.09.	Collateral	29
SECTION 3	TAXES, YIELD PROTECTION AND ILLEGALITY	29
3.01.	Taxes	29
3.02.	Increased Cost and Reduced Return; Capital Adequacy	32
3.03.	Matters Applicable to all Requests for Compensation	33
3.04.	Survival	33
SECTION 4	CONDITIONS PRECEDENT TO EXTENSION OF CREDIT	33
4.01.	Conditions of Extension of Credit	33
4.02.	Conditions to Each Loan	35
4.03.	Conditions to Term Loan	36
SECTION 5	REPRESENTATIONS AND WARRANTIES	37
5.01.	Existence and Qualification; Power; Compliance with Laws	37
5.02.	Power; Authorization; Enforceable Obligations	37
5.03.	No Legal Bar	38

5.04.	Financial Statements; No Material Adverse Effect; Solvency	38
5.05.	Litigation	39
5.06.	No Default	39
5.07.	Ownership of Property; Liens	39
5.08.	Taxes	39
5.09.	Margin Regulations; Investment Company Act	39
5.10.	ERISA Compliance	40
5.11.	Intangible Assets	40
5.12.	Compliance With Laws	40
5.13.	Environmental Compliance	40
5.14.	Insurance	40
5.15.	Disclosure	41
5.16.	USA PATRIOT Act, Foreign Assets Control Regulations, Etc	41
5.17.	Material Contracts	42
5.18.	Target Transaction	42
SECTION 6	AFFIRMATIVE COVENANTS	43
6.01.	Financial Statements	44
6.02.	Certificates, Notices and Other Information	44
6.03.	Payment of Taxes and Claims	45
6.04.	Preservation of Existence	45
6.05.	Maintenance of Properties	45
6.06.	Maintenance of Insurance	45
6.07.	Compliance With Laws	46
6.08.	Inspection Rights	46
6.09.	Keeping of Records and Books of Account	46
6.10.	Compliance with ERISA	46
6.11.	Compliance With Agreements	47
6.12.	Further Assurances	47
6.13.	Use of Proceeds	48
6.14.	Post-Closing Requirement	48

6.15.	Deposit Accounts; Daily Sweeps	48
6.16.	Insurance	48
SECTION 7	NEGATIVE COVENANTS	48
7.01.	Indebtedness	49
7.02.	Liens	50
7.03.	Fundamental Changes	51
7.04.	Dispositions	51
7.05.	Investments; Acquisitions	52
7.06.	Restricted Payments	52
7.07.	ERISA	52
7.08.	Change in Nature of Business	52
7.09.	Transactions with Affiliates	52
7.10.	Certain Indebtedness Payments; Amendments to Documents	53
7.11.	Financial Covenants	53
7.12.	Accounting Changes	54
7.13.	Organization Documents	54
7.14.	Burdensome Agreements	54
7.15.	Business Services	54
SECTION 8	EVENTS OF DEFAULT AND REMEDIES	54
8.01.	Events of Default	54
8.02.	Remedies Upon Event of Default	56
SECTION 9	ADMINISTRATIVE AGENT	57
9.01.	Appointment and Authorization of Administrative Agent	57
9.02.	Delegation of Duties	58
9.03.	Liability of Administrative Agent	58
9.04.	Reliance by Administrative Agent	58
9.05.	Notice of Default	59
9.06.	Credit Decision; Disclosure of Information by Administrative Agent	59
9.07.	Indemnification of Administrative Agent	60
9.08.	Administrative Agent in Individual Capacity	60

9.09.	Successor Administrative Agent	61
SECTION 10	MISCELLANEOUS	61
10.01.	Amendments; Consents	61
10.02.	Transmission and Effectiveness of Communications and Signatures	62
10.03.	Attorney Costs, Expenses and Taxes	63
10.04.	Binding Effect; Assignment	63
10.05.	Set-off	64
10.06.	Sharing of Payments	64
10.07.	No Setoff	65
10.08.	No Waiver; Cumulative Remedies	65
10.09.	Usury	66
10.10.	Counterparts	66
10.11.	Integration	66
10.12.	Nature of Lender’s Obligations	66
10.13.	Survival of Representations and Warranties	66
10.14.	Indemnity by Borrower	67
10.15.	Nonliability of Lender	67
10.16.	No Third Parties Benefited	68
10.17.	Severability	68
10.18.	Confidentiality	68
10.19.	Further Assurances	69
10.20.	Headings	69
10.21.	Time of the Essence	69
10.22.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	69
10.23.	PATRIOT Act Notification	70
10.24.	Entire Agreement	70
10.25.	Replacement of Lenders	70

EXHIBITS

A           Form of Notice of Borrowing
B           Form of Compliance Certificate
C-1           Form of Note (Term Loan)
C-2           Form of Note (Revolving Loans)
D-1           Form of Praesidian Subordination Agreement
D-2           Form of Rosen Subordination Agreement
D-3           Form of Prestige Subordination Agreement
E           [Reserved]
F           Form of General Security Agreement
G           Form of Guaranty
H           Form of Pledge Agreement
I           Form of Intellectual Property Security Agreement

SCHEDULES

1.01           Debt to be Repaid
2.01           Commitments
5.01           Subsidiaries
5.02           Consents for NBS
5.05           Litigation
5.08           Taxes
5.17           Material Contracts
7.01           Existing Indebtedness and Liens
7.05           Existing Investments
7.09           Transactions with Affiliates
9.02           Lending Offices, Addresses for Notices

Credit Agreement

This Credit Agreement is entered into as of August 28, 2015 by and among Fusion NBS Acquisition Corp., a Delaware corporation (“Borrower”), and Opus Bank, a California commercial bank, as Administrative Agent and a Lender and each other lender from time to time a party hereto (collectively, “Lenders,” and individually, a “Lender”).

Recitals

Borrower has requested that Lenders provide various credit facilities and Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1
DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any line of business or any division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

“Acquisition Agreement” means the stock acquisition agreement to be executed by the Borrower with the owners of the Target Companies.

“Adjusted EBITDA” shall mean, for any period, Consolidated Net Income (including, for the avoidance of doubt, Tax Distributions) before taxes, plus interest expense, plus depreciation expense, plus amortization expense, plus all non-cash charges and expenses, including expenses related to the impairment of goodwill, employee stock compensation and any incremental non-cash charges or reduction in revenue as a result of any purchase accounting adjustments recorded as a result of acquisitions, plus Cash charges relating to the Target Transaction in an amount not to exceed $1,500,000 in the aggregate and incurred prior to March 30, 2016, plus all expenses, charges and losses during such period resulting from the Disposition of any asset of Borrower or any Subsidiary outside the ordinary course of business, to the extent permitted by this Agreement, plus all expenses, charges and losses that are properly classified as extraordinary in accordance with GAAP or are unusual or non-recurring, including without limitation expenses, charges and losses relating to or resulting from Acquisitions, plus those expenses set forth on Schedule 1.02 for the applicable period (provided that such expenses set forth on Schedule 1.02 shall only be added to the extent they were actually paid in the applicable period, and provided further that future expenses simillar to those listed on Schedule 1.02 shall not be added unless pursuant to some other provision of this definition), plus, to the extent not capitalized, all fees and expenses incurred in connection with the Loan Documents for such period, in each case, without duplication.

“Administrative Agent” means Opus Bank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent-Related Persons” means Administrative Agent (including any successor agent), together with its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” means this Credit Agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the any Loan Party or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Anti-Money Laundering Laws” mean the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act, the U.S. Money Laundering Control Act of 1986  and any other United States law or regulation governing such activities.

“Anti-Terrorism Order” means Executive Order No. 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 Fed. Reg. 49,079 (2001), as amended.

“Applicable Margin” means the following amounts, based upon the ratio of Senior Indebtedness to Adjusted EBITDA:

Ratio of Senior Indebtedness to Adjusted EBITDA	Applicable Margin
Less than or equal to 1:50 to 1:00	1.25%
Greater than 1:50 to 1:00 but less than or equal to 2.00 to 1.00	1.50%
Greater than 2:00 to 1:00	2.00%

Fusion NBS Acquisition Corp.                           Credit Agreement

the Applicable Margin calculated in accordance with the most recent Compliance Certificate received by Lender pursuant to Section 6.02(b), and shall be in effect from the date such Compliance Certificate is received by Lender to but excluding the date the next Compliance Certificate is received; provided, however, that the Applicable Margin from the Closing Date until Lender’s receipt of Borrower’s first Compliance Certificate shall be 1.25%.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Subsidiary), in one transaction or a series of transactions, of all or any part of Borrower or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Equity Securities of any Subsidiaries, other than (i) inventory or other assets (including Cash or Cash Equivalents) sold, transferred or otherwise Disposed of in the ordinary course of business consistent with past practice, (ii) sales or other Dispositions of other assets not otherwise covered by clauses (i), (iii), (iv) or (v) of this definition for aggregate consideration of less than $500,000 with respect to any transaction or series of related transactions and less than $1,000,000 in the aggregate during any fiscal year, (iii) leases, subleases, licenses and sublicenses, each to the extent entered into in the ordinary course of business, (iv) transactions permitted by Section 7.04(a) or Section 7.04(b) and (v) any taking of any assets of Borrower or its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale or other Disposition of any assets to a purchaser with such power under threat of such a taking for aggregate consideration of less than $500,000 with respect to any transaction or series of related transactions and less than $1,000,000 in the aggregate during any fiscal year.

“Attorney Costs” means and includes all reasonable, out-of-pocket attorneys’ and other fees and disbursements of any law firm or other external counsel and, with respect to Section 10.03(b), the allocated costs of internal legal services and all disbursements of internal counsel.

“Blocked Person” means any (i) OFAC Listed Person, (ii) agent, department, or instrumentality of, or any Person otherwise beneficially owned by, controlled by or acted on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) Person otherwise blocked, subject to sanctions under or engaged in any activity in violation of any U.S. Economic Sanctions.

“Board” means the Board of Governors the United States Federal Reserve System.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” and “Borrow” each mean a borrowing of Loans hereunder.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in New York, New York, San Francisco, California or Irvine, California are generally authorized or obligated, by law or executive order, to close.

“BVX Acquisition Agreement” shall mean the Asset Purchase and Sale Agreement, dated as of August 30, 2013, by and among Parent, Fusion BVX LLC (as the successor in interest to Fusion Broadvox Acquisition Corp.), a Delaware limited liability company, BroadvoxGo!, LLC, a Delaware limited liability company and Cypress Communications, LLC, a Delaware limited liability company, as amended by the First Amendment thereto dated as of November 15,2013 and the Second Amendment thereto dated as of December 16, 2013.

Fusion NBS Acquisition Corp.                           Credit Agreement

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one (1) year, including the total principal portion of Capital Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures and all other expenditures made or liabilities incurred for intangible assets, which are capitalized.

“Capital Leases” means any and all leases under which certain obligations are required to be capitalized on the books of a lessee in accordance with GAAP.

“Capital Lease Obligations” means any Indebtedness of the Loan Parties represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash” or “Cash Equivalents” means assets properly classified as “marketable securities”, “cash”, “cash equivalents” or “short term investments” under GAAP.

“Change of Control” means the direct or indirect acquisition after the Closing Date by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act, but excluding any employee benefit plan of Borrower or its Subsidiaries, or any Person acting it its capacity as trustee, agent or other fiduciary or administrator of any such plan) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (a) beneficial ownership of the issued and outstanding shares of voting stock or similar equity interest of Borrower, the result of which acquisition is that such person or group possesses in excess of 50% of the combined voting power of all then-issued and outstanding voting stock of Borrower, or (b) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors of Borrower.

“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act.

“Closing Date” means the date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

“Collateral” means all assets of Borrower and the Guarantors in which a Lien has been granted to the Lender pursuant to the Security Documents to secure the payment and performance of the Obligations.

“Commitment” means the Revolving Loan Commitment or the Term Loan Commitment, as the context requires.

Fusion NBS Acquisition Corp.                           Credit Agreement

“Compliance Certificate” means a certificate substantially in the form of Exhibit B, properly completed and signed by a Senior Officer of Borrower.

“Consolidated Basis” means, with respect to the financial statements or other financial information of a Person, the accounts and other items of such Person and its Subsidiaries on a consolidated basis in accordance with GAAP applied on a basis consistent with prior practices.

“Consolidated Net Income” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the net income of Borrower and its Subsidiaries determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Entity” means (i) any of the Subsidiaries of the Borrower and any of their or the Borrower’s respective Controlled Affiliates and (ii) Parent and its Controlled Affiliates.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Corporate Allocation Payments” shall mean intercompany payments made to Parent for allocation of expenses related to management support, professional services incurred, rent or utilities as set forth in the projections provided to Lender in accordance with Section 4.03(a)(iii).

“Credit Party” means the Administrative Agent or any other Lender.

“Customer Resale Transaction” means the (a) acquisition by the Borrower or any of its Domestic Subsidiaries of any equipment which does not constitute Collateral as of the Closing Date and (b) within 90 days after such acquisition, the subsequent sale or disposition of such equipment by the Borrower or Domestic Subsidiary to a customer of such Borrower or Domestic Subsidiary.

“Debt to be Repaid” means the Indebtedness listed on Schedule 1.01.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

“Default” means any event that has occurred and is in a cure period and which if not cured or waived on or before the end of such cure period will be an Event of Default.

“Default Rate” means, with respect to any Loan, the Interest Rate, plus 5.0% per annum, in each case to the fullest extent permitted by applicable Laws.

Fusion NBS Acquisition Corp.                           Credit Agreement

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans or (ii) pay over to any other Credit Party any other amount required to be paid by it hereunder that is not subject to a good faith dispute, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with all or any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a proceeding under any Debtor Relief Law.

“Deposit Account Control Agreements” means, if any, the respective Deposit Account Control Agreements entered into among Borrower, any Guarantor or a Subsidiary, as customer, and Administrative Agent (for the benefit of the Lenders), as secured party, and any depository institutions at which Borrower or such Subsidiary maintains deposit accounts from time to time (other than Administrative Agent), in form and substance reasonably satisfactory to Administrative Agent.

“Designated Deposit Account” means a deposit account maintained by Borrower with the Administrative Agent, as from time to time designated by Borrower to Administrative Agent by Requisite Notice.  As of the Closing Date the Designated Deposit Account is Opus Bank account number 48322770.

“Disposition” or “Dispose” means the sale, transfer or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal with or without recourse of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Borrower or any other Loan Party that is organized under the laws of the United States of America, any state or territory thereof, or the District of Columbia and is not a direct or indirect Subsidiary of a Foreign Subsidiary.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained or contributed to by Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

Fusion NBS Acquisition Corp.                           Credit Agreement

“Environmental Laws” mean all applicable Laws relating to environmental, health, safety and land use matters applicable to any property of Borrower or any Subsidiary.

“Equity Securities” or “Equity Security” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in such Person (regardless of how designated and whether voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing, other than convertible debt securities which have not been converted into common stock, preferred stock, participations, shares, partnership interests or other equity interests in any such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor Federal statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in critical status (as defined in ERISA Section 305(b)(2)) or is in endangered status (as defined in ERISA Section 305(b)(1)); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Event of Default” means any of the events specified in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal statute.

“Excluded Taxes” has the meaning set forth in Section 3.01.

“FATCA” means collectively, Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Fusion NBS Acquisition Corp.                           Credit Agreement

“First Tier Foreign Subsidiary” means, at any date of determination, each foreign Material Subsidiary in which Borrower or any of its Domestic Subsidiaries owns directly more than 50%, in the aggregate, of the capital stock of such Subsidiary.

“Fixed Charge Coverage Ratio” shall mean, with respect to any fiscal period of the Borrower, the ratio of (a) Adjusted EBITDA for such period, less Capital Expenditures of the Borrower on a Consolidated Basis during such period which are not funded by borrowed money (but excluding from “borrowed money” proceeds of revolving advances under the Working Capital Agreement) less all taxes (whether federal, local, state, income or otherwise) actually paid by the Borrower on a Consolidated Basis during such period to (b) Senior Debt Payments made or scheduled to be made by the Borrower on a Consolidated Basis during such period, plus payments made by the Borrower on a Consolidated Basis during such fiscal period on account of Capital Lease Obligations.

“Foreign Subsidiary” means any (i) Subsidiary that is (A) treated as a corporation for U.S. federal income tax purposes and (B) is not a United States persons for U.S. federal income tax purposes; and (ii) Foreign Subsidiary HoldCo.

“Foreign Subsidiary HoldCo” means any Domestic Subsidiary all or substantially all of whose assets consist of capital stock of (or other Equity Securities in or indebtedness of) one or more Subsidiaries that (i) is treated as a corporation for U.S. federal income tax purposes and (ii) is not United States persons for U.S. federal income tax purposes.

“Funded Debt” means, with respect to the Borrower and its Subsidiaries, all Indebtedness for borrowed money for which the Borrower or such Subsidiary is obligated, including all Indebtedness under all Capital Lease Obligations.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrower or Administrative Agent shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP,  provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide to Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

“General Security Agreement” means that certain Security Agreement (Personal Property), substantially in the form of Exhibit F, dated as of the date hereof, between Borrower (and, as the case may be, each Guarantor), as Debtor(s), and Administrative Agent (for the account of each Lender in accordance with its Pro Rata Share), as Secured Party, securing the Obligations of Borrower (and, as the case may be, the obligations of each Guarantor), as the same may from time to time be amended, modified or supplemented.

Fusion NBS Acquisition Corp.                           Credit Agreement

“Governmental Authority” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, central bank or public body, or (c) any court, administrative tribunal or public utility.

“Guarantor” means Parent and each Domestic Subsidiary that is also a Material Subsidiary in existence on the date hereof and designated as a Guarantor on Schedule 5.01 and each other Domestic Subsidiary that may from time to time deliver a Guaranty hereafter pursuant to the terms of Section 6.12.

“Guaranty” means each of those certain Guaranties, substantially in the form of Exhibit G, from each Guarantor in favor of the Administrative Agent and each Lender, together with any other Guaranty executed pursuant to the terms of Section 6.12, as the same may from time to time be amended, modified or supplemented.  The Guaranty to be delivered by NBS shall provide that it shall not be effective with respect to the Obligations (as defined therein) until (i) the consent to such Guaranty of such Obligations by the Delaware Public Service Commission, the Georgia Public Services Commission, the Maryland Public Service Commission the New Jersey Board of Public Utilities, the New York Public Service Commission, the Pennsylvania Public Utility Commission  and the West Virginia Public Service Commission shall have been obtained and (ii) notice of such Guaranty of such Obligations shall have been given to each of the Connecticut Public Utilities Regulatory Authority, the Massachusetts Department of Telecommunications and Cable and the Rhode Island Public Utilities Commission in accordance with the requirements of such Governmental Authority.

“Guaranty Obligation” means, as to any Person, any (a) guaranty by such Person of Indebtedness of, or other obligation payable or performable by, any other Person, or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by such Person to an obligee of any other Person with respect to the payment or performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep-well” or other arrangement of whatever nature, in each such case, given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“Hazardous Substance” means any substance, material or waste, including asbestos and petroleum (including crude oil or any fraction thereof), which is or becomes designated, classified or regulated as “toxic,” “hazardous,” a “pollutant” or similar designation under any Laws.

Fusion NBS Acquisition Corp.                           Credit Agreement

“Indebtedness” means, as to any Person at any date of determination, the following items:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;

(c) whether or not so included as liabilities in accordance with GAAP but excluding any portion thereof which would be accounted for as interest under GAAP, net obligations under any Swap Contract in an amount equal to (i) if such Swap Contract has been closed out, the termination value thereof, or (ii) if such Swap Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Contract;

(d) whether or not so included as liabilities in accordance with GAAP and whether with or without recourse, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements);

(e) Capital Leases in an amount of the capitalized lease liability appearing on Borrower’s financial statements delivered in accordance with Section 6.01(a) or (b) of this Agreement;

(f) the principal component or liquidation preference of all Equity Securities of such Person and which by the terms thereof could at any time prior to the Maturity Date (at the request of the holders thereof or otherwise) be subject to mandatory sinking fund payments, mandatory redemption or other acceleration; and

(g) all Guaranty Obligations of such Person in respect of any of the foregoing obligations of any other Person;

provided that for all purposes of this Agreement, Indebtedness shall exclude (i) trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than one hundred twenty (120) days (unless contested in good faith by Borrower or any Subsidiary), (ii) deferred Taxes, and (iii) accrued interest and expenses, except to the extent capitalized.

For all purposes of this Agreement, the Indebtedness of any Person shall include, at any such time as such partnership or joint venture is not Solvent, the Indebtedness of any partnership or joint venture (to the extent the joint venture is a legal entity where the venture members have pass-through liability for all of the debts of the joint venture) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person (subject to customary recourse exceptions acceptable to Requisite Lenders).

Fusion NBS Acquisition Corp.                           Credit Agreement

“Indemnified Liabilities” has the meaning set forth in Section 10.14.

“Indemnitees” has the meaning set forth in Section 10.14.

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement, substantially in the form of Exhibit I, dated as of the date hereof, entered into by Borrower (and, as the case may be, each Guarantor), as Debtor(s), and Administrative Agent (for the account of each Lender in accordance with its Pro Rata Share), as Secured Party, securing the Obligations of Borrower (and, as the case may be, the obligations of each Guarantor), as the same may from time to time be amended, modified or supplemented.

“Interest Rate” means a fluctuating rate per annum equal to the higher of (a) the rate of interest in effect for such day as publicly announced from time to time by the Wall Street Journal as its “prime rate” (or the average prime rate if a high and a low prime rate are therein reported) plus the Applicable Margin then in effect at such time, or (b) 3.25% plus the Applicable Margin.

“Investment” means, as to any Person, any investment by such Person, whether by means of the purchase or other acquisition of stock or other securities of any other Person or by means of a loan, creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Landlord’s Agreement” has the meaning set forth in Section 6.14.

“Laws” or “Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each lender from time to time party hereto.

“Lending Office” as to any Lender, the office or offices of such Lender described as such on Schedule 9.02, or such other office or offices as a Lender may from time to time notify Administrative Agent and the Borrower.

“Leverage Ratio” means, with respect to each measuring period, the ratio of (a) the aggregate principal balance of all Funded Debt outstanding on the last day of such measuring period to (b) Adjusted EBITDA for such measuring period, where “measuring period” shall mean each period of four consecutive fiscal quarters of the Borrower on a Consolidated Basis.

Fusion NBS Acquisition Corp.                           Credit Agreement

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement (including in the nature of, cash collateral accounts or security interests), encumbrance, lien (statutory or other), fixed or floating charge, or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of a material portion of a seller’s accounts receivable.

“Loan(s)” means a Revolving Loan and/or the Term Loan, as the context requires.

“Loan Documents” means this Agreement, each Notice of Borrowing, each Note, each Guaranty, each Security Document, each Subordination Agreement, any Landlord’s Agreement, the Perfection Certificate, and each certificate, fee letter, and other instrument or agreement from time to time executed by Borrower or any of its Subsidiaries or any Senior Officer and delivered in connection with this Agreement.

“Loan Parties” means Borrower, Parent, each other Guarantor and each Subsidiary of Borrower that is party to a Loan Document.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract”.

“Material Adverse Effect” means any set of circumstances or events which (a) has any material adverse effect upon the validity or enforceability of any Loan Document, (b) is material and adverse to the financial condition, business, assets or operations of Loan Parties and their Subsidiaries taken as a whole, (c) has any material adverse effect upon the value or condition of the Collateral under any Security Document taken as a whole, or (d) materially impairs the ability of any Loan Party or any Subsidiary to perform its Obligations.

“Material Subsidiary” means a Subsidiary of Borrower which has assets with a total book value greater than 10% of the consolidated total assets of Borrower and its Subsidiaries, determined as of the end of the fiscal quarter immediately preceding the date of determination.

“Material Contract” means each contract or agreement of any Loan Party or any of their Subsidiaries that involves the receipt or payment of more than $500,000.

“Maturity Date” means (a) with respect to the Revolving Loan, August 28, 2019 and (b) with respect to the Term Loan, August 28, 2020, or, in each case, such earlier date upon which the Commitments may be terminated and/or the Obligations may be accelerated in accordance with the terms of this Agreement.

“Multiemployer Plan” means any Employee Benefit Plan of the type described in Section 4001(a)(3) of ERISA.

“NBS” means Network Billing Systems, L.L.C., a New Jersey limited liability company.

Fusion NBS Acquisition Corp.                           Credit Agreement

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to:  (i) Cash payments (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) any direct costs incurred in connection with such Asset Sale, including (a) income, gains or transfer Taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale (it being agreed that until such Taxes are actually paid, for purposes of this clause (a) a reasonable, good faith estimate of the amount of such Taxes will suffice), (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) a reasonable reserve for any purchase price adjustments indemnification or similar payments (fixed or contingent) attributable to seller’s obligations, indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower or any of its Subsidiaries in connection with such Asset Sale and (d) reasonable fees and expenses of counsel, accountants, investment bankers, financial advisors, brokers and other professionals.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash (or Cash Equivalents) payments or proceeds received by Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any costs incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof, and (b) any costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income, gains or transfer  Taxes payable as a result of any gain recognized in connection therewith (it being agreed that until such Taxes are actually paid, for purposes of this clause (ii)(b) a reasonable, good faith estimate of the amount of such Taxes will suffice).

“Note” means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C-1 or C-2, as applicable (collectively, the “Notes”).

“Notice of Borrowing” has the meaning set forth in Section 4.02(a).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Loan Parties arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement of any proceeding under any Debtor Relief Laws by or against any Loan Party or any Subsidiary or Affiliate of any Loan Party.

“OFAC” means the Office of Foreign Assets Control, United States Department of the Treasury.

“OFAC Listed Person” means any Person whose name appears on the SDN List.

Fusion NBS Acquisition Corp.                           Credit Agreement

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx .

“Opus Bank” means Opus Bank, a California commercial bank.

“Ordinary Course Dispositions” means:

(a) Dispositions of inventory in the ordinary course of business;

(b) Dispositions of damaged, obsolete, surplus or worn out property in the ordinary course of business; and

(c) Dispositions of non-exclusive licenses and similar arrangements for the use of property of Borrower or any Subsidiary in the ordinary course of business.

“Ordinary Course Indebtedness” means:

(a) Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds or from the endorsement of instruments for collection in the ordinary course of any Loan Party’s or any Subsidiary’s business;

(b) Indebtedness of Loan Parties or any of their Subsidiaries with respect to surety, appeal, indemnity, performance or other similar bonds in the ordinary course of business; and

(c) Indebtedness arising in connection with Swap Contracts in the ordinary course of business to hedge bona fide risk and not for speculative purposes.

“Ordinary Course Investments” means Investments consisting of:

(a) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein, (iv)  money market accounts, and (v) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of the deposits at such institution;

(b) Investments in the ordinary course of business consisting of cash-in-advance payments and other deposits or credit obligations required by or to customers, suppliers, vendors and service providers that are not Affiliates of Loan Parties; provided that this clause (b) shall not apply to Investments of any Loan Party in any Subsidiary;

Fusion NBS Acquisition Corp.                           Credit Agreement

(c) [Reserved];

(d) advances to officers, directors and employees of Loan Parties and their Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(e) Investments in the ordinary course of business by Loan Parties in Subsidiaries; provided that the aggregate amount of such Investments after the Closing Date in Subsidiaries that are not (or do not concurrently become) Guarantors shall not exceed $1,000,000; and

(f) Investments of any Subsidiary existing at the time it becomes a Subsidiary of Borrower, provided that such Investments were not made in anticipation of such Person becoming a Subsidiary of Borrower.

“Ordinary Course Liens” means:

(a) Liens pursuant to any Loan Document;

(b) Liens for Taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP no item or portion of property of Borrower or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited as a result thereof;

(c) carriers’, warehousemen’s, mechanics’, materialman’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation;

(e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Person;

(g) attachment, judgment or other similar Liens arising in connection with litigation or other legal proceedings (and not otherwise constituting an Event of Default hereunder) in the ordinary course of business that is currently being contested in good faith by appropriate proceedings, so long as adequate reserves have been set aside therefor and no item or portion of property of Borrower or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited as a result thereof;

Fusion NBS Acquisition Corp.                           Credit Agreement

(h) Liens arising from leasehold interests in leases or subleases; the rights of licensors under licenses under which Borrower or a Subsidiary is the licensee, and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties and in connection with the importation of goods in the ordinary course of Borrower’s and its Subsidiaries’ businesses that are promptly paid on or before the date they become due;

(j) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Borrower in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by Borrower or any Subsidiary to provide collateral to the depository institution; and

(k) purported Liens evidenced by the filing of Uniform Commercial Code precautionary financing statements relating to operating leases entered into in the ordinary course of business and not otherwise prohibited under this Agreement.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of organization or formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership or joint venture agreement and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the jurisdiction of its formation, in each case as amended from time to time.

“Original Acquisition Agreements” shall mean (i) Original Membership Interest Purchase Agreement, and (ii) the Asset Purchase and Sale Agreement dated as of January 30, 2012 by and among Interconnect Services Group II, LLC, a/k/a Interconnect Systems Group II, LLC, Sellers, the JK Trust, Borrower and Parent, as amended, including amendments dated June 6, 2012, August 20, 2012, and September 21, 2012 and all exhibits and schedules thereto.

“Original Membership Interest Purchase Agreement” shall mean the Membership Interest Purchase and Sale Agreement, dated as of January 30, 2012, by and among Sellers, NBS,  Borrower and Parent, as amended, including amendments dated June 6, 2012, August 20, 2012, September 21,2012 and October 24,2012 and all exhibits and schedules thereto.

“Outstanding Obligations” means, as of any date, and giving effect to all payments, repayments and prepayments made on such date, the aggregate outstanding Obligations.

“Parent” means Fusion Telecommunications International, Inc., a Delaware corporation.

Fusion NBS Acquisition Corp.                           Credit Agreement

“Parent Consolidated Net Income” means, for any period, for Parent and its Subsidiaries on a consolidated basis, the net income of Parent and its Subsidiaries determined in accordance with GAAP.

“Parent EBITDA” shall mean, for any period, Parent Consolidated Net Income (including, for the avoidance of doubt, Tax Distributions) before taxes, plus interest expense, plus depreciation expense, plus amortization expense, plus all non-cash charges and expenses, including expenses related to the impairment of goodwill, employee stock compensation and any incremental non-cash charges or reduction in revenue as a result of any purchase accounting adjustments recorded as a result of acquisitions, plus Cash charges relating to the Target Transaction in an amount not to exceed $1,500,000 in the aggregate and incurred prior to March 30, 2016, plus all expenses, charges and losses during such period resulting from the Disposition of any asset of Parent or any Subsidiary outside the ordinary course of business, to the extent permitted by this Agreement, plus all expenses, charges and losses that are properly classified as extraordinary in accordance with GAAP or are unusual or non-recurring, including without limitation expenses, charges and losses relating to or resulting from Acquisitions, plus those expenses set forth on Schedule 1.02 for the applicable period (provided that such expenses set forth on Schedule 1.02 shall only be added to the extent they were actually paid in the applicable period, and provided further that future expenses simillar to those listed on Schedule 1.02 shall not be added unless pursuant to some other provision of this definition), plus, to the extent not capitalized, all fees and expenses incurred in connection with the Loan Documents for such period, in each case, without duplication.

 “Payment Date” means the first day of each calendar month and the Maturity Date; provided, further, that interest accruing at the Default Rate shall be payable from time to time upon demand by Administrative Agent.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

“Perfection Certificate” means that certain Perfection Certificate dated as of the date hereof executed by Borrower.

“Permitted Indebtedness” has the meaning specified in Section 7.01.

“Permitted Investments” has the meaning specified in Section 7.05.

“Permitted Liens” has the meaning specified in Section 7.02.

“Permitted Merger” the meaning specified in Section 7.03.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, or Governmental Authority.

“Ping Tone” means PingTone Communications, Inc., a Delaware corporation.

Fusion NBS Acquisition Corp.                           Credit Agreement

“PingTone Acquisition Agreement” means the Agreement and Plan of Merger, dated as of October 15, 2014, by and among Parent, Fusion PTC Acquisition, Inc., a Delaware corporation, PingTone Communications, Inc., a Delaware corporation, J. Shelby Bryan, solely in his capacity as Stockholder Representative (the “PingTone Stockholder Representative”) and J. Shelby Bryan, Steven Wheeler, and Janal LLP.

“Plan” means any employee benefit plan maintained or contributed to by Borrower or by any ERISA Affiliate and insured by the PBGC under Title IV of ERISA.

 Pledge Agreement” means that certain Security and Pledge Agreement, substantially in the form of Exhibit H, among Borrower (and, as the case may be, each Guarantor), as Debtor(s), and Administrative Agent (for the account of each Lender in accordance with its Pro Rata Share), as Secured Party, securing the Obligations of Borrower (and, as the case may be, the obligations of each Guarantor), as the same may from time to time be amended, modified or supplemented.

“Praesidian Facility” means that certain Third Amended and Restated Securities Purchase Agreement and Security Agreement dated as of August 28, 2015 among the Borrower, the Parent, NBS, Fusion BVX LLC, Pingtone Communications, Inc., Praesidian Capital Opportunity Fund III, LP, as Agent and a Lender, Praesidian Capital Opportunity Fund III-A, LP, and United Insurance Company of America, and the Transaction Documents as defined in such Agreement.

“Praesidian Subordination Agreement” means that certain Subordination Agreement, in the form of Exhibit D-1 attached hereto, dated as of the date hereof by and among the Administrative Agent, Loan Parties and Praesidian Capital Opportunity Fund III, L.P. as agent for the subordinated lenders.

“Prestige Subordination Agreement” means that certain Intercreditor Agreement, in the form of Exhibit D-3 attached hereto, dated as of the date hereof by and among the Administrative Agent, Loan Parties and Prestige Capital.

“Pro Rata Share” means:

(a) with respect to a Lender’s obligation to make a Loan and receive payments of principal, interest, fees, costs and expenses with respect thereto, (x) prior to the making of the Loans, the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate amount of all Lenders’ Commitments, and (y) from and after the making of the Loan, the percentage obtained by dividing (i) the principal amount of such Lender’s Loan by (ii) the principal amount of all Loans of all Lenders; and

(b) with respect to all other matters as to a particular Lender, the percentage obtained by dividing (A) the principal amount of the unpaid principal amount of such Lender’s Loans by (B)  the unpaid outstanding principal amount of all Loans of all Lenders.

 “PT” means Pacific Time.

Fusion NBS Acquisition Corp.                           Credit Agreement

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, for which the reporting requirement has not been waived.

“Requisite Lenders” shall mean Lenders holding or being responsible for more than 50% of the sum of all Loans and unused Commitments then outstanding.

“Requisite Notice” means, unless otherwise provided herein, irrevocable written notice to the intended recipient.  Such notices shall be (i) delivered to such recipient at the address or telephone number specified on Schedule 9.02 or as otherwise designated by such recipient by Requisite Notice to Lender, and (ii) if made by Borrower, given or made by a Senior Officer of Borrower.  Any written notice delivered in connection with any Loan Document shall be in the form, if any, prescribed herein or therein.  Any notice sent by other than hardcopy shall be promptly confirmed by a telephone call to the recipient and, if requested by Lender, by a PDF copy of a manually-signed hardcopy thereof.

“Requisite Time” means, with respect to any of the actions listed below, the time and date set forth below opposite such action:

Borrowing or prepayment of a Loan	8:00 a.m. PT	Same date as such Borrowing or prepayment
Payments by Borrower to Lender	11:00 a.m. PT	On date payment is due
Voluntary reduction in or termination of Commitment	10:00 a.m. PT	Three Business Days prior to such reduction or termination

“Restricted Payment” means:

(a) the declaration or payment of any dividend or distribution by Borrower or any Subsidiary, either in cash, securities or other property, on any shares of Equity Securities of any class of Borrower or any Subsidiary, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Securities; and

(b) any other payment or distribution by Borrower or any Subsidiary in respect of its Equity Securities, either directly or indirectly.

provided, however, the term “Restricted Payments” shall not include (i) salary payments to Jonathan Kaufman at a rate not greater than $250,000 per year without the prior written consent of Administrative Agent; (ii) payments by any Loan Party to Marvin Rosen permitted by the Rosen Subordination Agreement, provided that after giving effect to such payment the Loan Parties are in compliance on a pro forma basis with the covenants set forth in Section 7.11, recomputed for the most recent quarter for which financial statements have been delivered, (iii) payments to the sellers under the BVX Acquisition Agreement pursuant to the terms and conditions of the BVX Acquisition Agreement, (iv) payments to the Ping Tone Stockholders’ Representative or the stockholders of Ping Tone pursuant to the terms and conditions of the PingTone Acquisition Agreement, (v) intercompany payments made in the ordinary course of business for funding of such Loan Party’s payroll and terminating NBS traffic on the Parent’s network, provided that any payments by Borrower to Parent shall be at direct cost plus a mark-up not in excess of the average mark-up provided to third party customers for similar services; (vi) any Corporate Allocation Payment, provided that (A) no Default or Event of Default shall have occurred and be continuing or would result from the making of such payment, (B) any proposed Corporate Allocation Payment, together with all other Corporate Allocation Payments made during the period of twelve (12) consecutive fiscal months ending on the last day of the month in which such proposed Corporate Allocation Payment is to be made, shall not in the aggregate exceed the sum of $1,000,000 plus an amount equal to 0.30 multiplied by the amount, if any, by which Adjusted EBITDA for such period exceeds $12,000,000, and, (C) Corporate Allocation Payments made in any fiscal year shall not exceed $3,500,000 in the aggregate; or (vii) payments under the Original Acquisition Agreements.

Fusion NBS Acquisition Corp.                           Credit Agreement

“Revolving Loan” has the meaning specified in Section 2.01(c).

“Revolving Loan Commitment” means the commitment of the Lenders to make Revolving Loans in an aggregate outstanding amount not to exceed $15,000,000, as such amount may be changed from time to time pursuant to Section 2.05.

“Revolving Loan Lender” means each Lender with a Revolving Loan Commitment, as more fully set forth in Schedule 2.01 hereof.

“Revolving Outstandings”  means the aggregate outstanding principal amount of the Revolving Loans of all Revolving Loan Lenders or any Revolving Loan Lender, as the context may require, as of the date of determination.

“Rosen Subordination Agreement” means that certain Intercreditor and Subordination Agreement, in the form of Exhibit D-2 attached hereto, dated as of the date hereof by and among the Administrative Agent, Loan Parties and Marvin Rosen.

“Sanctioned Country” means a country subject to any OFAC Sanctions Program.

“SDN List” means the list of Special Designated Nationals and Blocked Persons published by OFAC. The SDN List is available at http://www.treasury.gov/sdn.

“Securities Account Control Agreements” means the respective Securities Account Control Agreements entered into among Borrower or a Subsidiary, as customer, the Administrative Agent (for the account of each Lender in accordance with its Pro Rata Share), as secured party, and any account holder with whom Borrower or such Subsidiary maintains securities accounts from time to time.

“Security Documents” means the General Security Agreement, the Intellectual Property Security Agreement, the Pledge Agreement, the Deposit Account Control Agreements, the Securities Account Control Agreements and each other security agreement executed in connection with this Agreement which recite that they secure all or a portion of the Obligations.

“Senior Indebtedness” means, at any time, the aggregate outstanding amount of all Indebtedness of Borrower and its Subsidiaries at such time, other than Subordinated Debt.

Fusion NBS Acquisition Corp.                           Credit Agreement

“Senior Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Senior Indebtedness on such date to (b) Adjusted EBITDA for the period of four (4) consecutive fiscal quarters ending on such date.

“Senior Officer” means, with respect to any Loan Party, any chief executive officer, the chief financial officer, the vice president, accounting and finance, the principal accounting officer, the chief operating officer or the treasurer of such Loan Party and any other Person reasonably designated in writing as a “Senior Officer” by a Loan Party.

“Solvent” means, as to any Person at any time, that (i) the fair value of the assets of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Subordinated Debt” shall mean Indebtedness subordinated to Administrative Agent and the Lenders in a manner, and pursuant to an agreement satisfactory to the Administrative Agent in its sole discretion, which shall include, without limitation, all indebtedness subject to any of the Subordination Agreements.

“Subordination Agreements” shall mean the Praesidian Subordination Agremeent, the Rosen Subordination Agreement and the Prestige Subordination Agreement.

 “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement (any such master agreement, together with any related schedules, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Fusion NBS Acquisition Corp.                           Credit Agreement

“Target Companies” means Target One, Target Two, Target Three, Target Four, Target Five.

“Target Transaction” means the acquisition by Borrower of all of the outstanding Equity Securities of each of the Target Companies.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Loan” has the meaning specified in Section 2.01(a).

“Term Loan Availability Period” means the period commencing on the Closing Date and ending on June 28, 2016, or such earlier date upon which the Term Loan Commitment is terminated in accordance with the terms of this Agreement.

“Term Loan Commitment” means the commitment of the Lenders to make a single Term Loan on the Term Loan Funding Date in the amount of $25,000,000.

“Term Loan Funding Date” means the date all the conditions precedent to funding the Term Loan set forth in Section 4.03 are satisfied or waived in accordance with Section 4.03.

“Term Loan Lender” means each Lender with a Term Loan Commitment, as more fully set forth in Schedule 2.01 hereof.

“Threshold Amount” means $1,000,000.

“to the best knowledge of” or “Knowledge” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by such Person (or, (i)  in the case of Loan Party, known by any officer of such Loan Party, or, (ii) in the case of any other Person other than a natural Person, known by any officer of such Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by such Person (or, (i) in the case of any Loan Party, would have been known by any officer of such Loan Party, or, (ii) in the case of any other Person other than a natural Person, would have been known by any executive officer of such Person).

“U.S. Economic Sanctions” means all United States economic sanctions, including but not limited to the Trading with the Enemy Act, the International Emergency Economic Powers Act, CISADA or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing.

Fusion NBS Acquisition Corp.                           Credit Agreement

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of such Pension Plan’s assets, determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“USA PATRIOT Act” means United States Public Law 107-56, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Working Capital Agreement” means that certain Purchase and Sale Agreement, dated as of September 16, 2011, by and between Prestige Capital Corporation and Parent, which provides a revolving line of credit to Parent not to exceed $3,000,000 outstanding at any one time.

1.02. Use of Certain Terms.

(a) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

(b) As used herein, unless the context requires otherwise, the masculine, feminine and neuter genders and the singular and plural include one another.

(c) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to the Loan Documents as a whole and not to any particular provision thereof.  The term “including” is by way of example and not limitation.  References herein to a Section, subsection or clause shall, unless the context otherwise requires, refer to the appropriate Section, subsection or clause in this Agreement.

(d) The term “or” is disjunctive; the term “and” is conjunctive.  The term “shall” is mandatory; the term “may” is permissive.

1.03. Accounting Terms.  All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, and applied in a manner consistent with that used in preparing Parent’s audited financial statements for the fiscal year ended December 31, 2014, except as otherwise specifically prescribed herein.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any Subsidiary at “fair value”, as defined therein.

Fusion NBS Acquisition Corp.                           Credit Agreement

1.04. Rounding.  Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.05. Exhibits and Schedules.  All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference.

1.06. References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall include all amendments, restatements, extensions, supplements and other modifications thereto (unless prohibited by any Loan Document), and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 2
EXTENSION OF CREDIT

2.01. Loans; Maximum Amounts.  Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make Loans to Borrower as follows:

(a) Term Loan.  Subject to the terms and conditions set forth in this Agreement, each Term Loan Lender severally agrees to make one (1) advance to Borrower (a “Term Loan”) in Dollars during the Term Loan Availability Period in such Term Loan Lender’s Pro Rata Share of the Term Loan amount requested in an aggregate amount not to exceed the amount of the Term Loan Commitment. The Term Loan Commitment shall terminate on the last day of the Term Loan Availability Period.  Once prepaid or repaid, no Term Loan may be reborrowed.  The Term Loans shall be repaid in accordance with Section 2.02 and Section 2.03.

(b) Borrowing Procedure.  Borrower may irrevocably request a Borrowing of the Term Loan by delivering a Notice of Borrowing therefor by the Requisite Notice to Administrative Agent not later than the Requisite Time therefor. Each Revolving Loan Lender shall make the proceeds of the Term Loan available not later than 1:00 pm, PT, on the date of the borrowing. The Administrative Agent shall promptly disburse such proceeds to the Borrower.

(c) Revolving Loans.  Subject to the terms and conditions set forth in this Agreement, each Revolving Loan Lender severally agrees to make one or more loans on a revolving basis to Borrower (each a “Revolving Loan”) in Dollars from time to time until the Maturity Date in such Revolving Loan Lender’s Pro Rata Share of such aggregate amounts as Borrower may from time to time request from all such Revolving Loan Lenders; provided, however, that (i) the Revolving Outstandings of all Revolving Loan Lenders shall not exceed at any time the combined Revolving Commitments, as the same may be from time to time adjusted in accordance with this Agreement; and (ii) the Revolving Outstandings of each Revolving Loan Lender shall not at any time exceed such Revolving Loan Lender’s Revolving Commitment, as the same may be from time to time adjusted in accordance with this Agreement.  The Revolving Loans shall be repaid in accordance with Sections 2.02 and Section 2.03.  The Revolving Loans are a revolving credit and, subject to the terms and conditions hereof, Borrower may borrow, prepay and reborrow Revolving Loans as set forth herein without premium or penalty.

Fusion NBS Acquisition Corp.                           Credit Agreement

(d) Borrowing Procedure.  Borrower may irrevocably request a Borrowing of a Revolving Loan in a minimum amount of $250,000 or a higher integral multiple of $50,000 (or in amount equal to the undrawn Revolving Loan Commitments) by delivering a Notice of Borrowing therefor by Requisite Notice to the Administrative Agent not later than the Requisite Time therefor. The Administrative Agent shall promptly notify each Revolving Loan Lender of the receipt of any such Notice of Borrowing.  Each Revolving Loan Lender shall make the proceeds of any Revolving Loan available not later than 1:00 pm, PT, on the date of the borrowing. The Administrative Agent shall promptly make such proceeds available to the Borrower.

(e) Notes.  Loans shall be evidenced by one or more Notes.  The date, amount and maturity of each Lender’s Loans and payments and other particulars with respect thereto may be endorsed on schedule(s) attached to its Note by such Lender and/or recorded on one or more loan accounts or records maintained by Lender in the ordinary course of business.  Such Notes, loan accounts and records shall be prima facie evidence absent manifest error of the amount of such Loans and payments thereon.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Loans.

2.02. Prepayments.

(a) Voluntary.  Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time voluntarily prepay Loans in part (in a minimum amount of $250,000 or a higher integral multiple of $50,000) or in full, without premium or penalty.  Any prepayment of any Loan shall be accompanied by all accrued (but unpaid) interest thereon.  All voluntary prepayments of the Term Loan shall be applied pro rata to the then remaining scheduled payments of principal due with respect thereto (including, without limitation, the payment due on the maturity thereof).

(b) Mandatory Prepayment if Commitment Exceeded.  If at any time the aggregate outstanding principal amount of Revolving Loans exceeds the Revolving Loan Commitment then in effect, Borrower shall immediately prepay Revolving Loans in an amount equal to such excess, together with accrued (but unpaid) interest thereon.

(c) Other Mandatory Prepayments.  In addition to the payments required by Section 2.03(b) hereof, Borrower shall (subject to Section 2.02(d) below) make mandatory prepayments of the Term Loan as set forth below, all of which shall be without premium or penalty.  Subject to Section 2.02(d) below, all such prepayments required under clauses (i) and (ii) below shall be applied pro rata to the remaining scheduled payments of principal due under the Term Loan (including, without limitation, the payment due on the Maturity Date thereof).  To the extent any amounts remain after such application, other than any amounts remaining as a result of one or more Lenders declining prepayment pursuant to Section 2.02(d), such amounts may be retained by Borrower.

Fusion NBS Acquisition Corp.                           Credit Agreement

(i) Asset Sales.  No later than the tenth Business Day following the date of receipt by Borrower or any of its Domestic Subsidiaries of any Net Asset Sale Proceeds (or on the 271st day if the first proviso hereto applies) if such Net Asset Sale Proceeds are equal to or in excess of $1,000,000 received in any fiscal year through the applicable date of determination, Borrower shall prepay, subject to the provisions of Section 2.02(d) below, the Term Loan in an aggregate amount equal to such Net Asset Sale Proceeds;  provided that, so long as no Event of Default shall have occurred and be continuing, Borrower need not so apply such Net Asset Sale Proceeds so long as Borrower or one or more of its Subsidiaries invests such Net Asset Sale Proceeds within two hundred seventy (270) days of receipt thereof in assets of the general type used in the business of Borrower and its Subsidiaries (including acquisitions of assets by way of stock purchase, merger or acquisition of assets of a company or business unit in compliance with Section 7.03); provided, further, pending any such investment all such Net Asset Sale Proceeds shall be invested in Cash or Cash Equivalents and deposited in an account at Opus Bank and held therein until such time as such Net Asset Sale Proceeds are applied in payment of such investment; provided, further, that so long as no Event of Default shall have occurred and be continuing, Borrower need not so apply such Net Asset Sale Proceeds from any disposition or sale pursuant to a Customer Resale Transaction.

(ii) Insurance/Condemnation Proceeds.  No later than the tenth Business Day following the date of receipt by Borrower or any of its Subsidiaries (or on the 271st day if the first proviso hereto applies), or Administrative Agent, as loss payee, of any Net Insurance/Condemnation Proceeds equal to or in excess of $250,000 received in any fiscal year through the applicable date of determination, Borrower shall prepay, subject to the provisions of Section 2.02(d) below, the Term Loan in an aggregate amount equal to such Net Insurance/Condemnation Proceeds equal to or in excess of $250,000;  provided that so long as no Event of Default shall have occurred and be continuing, Borrower need not so apply such Net Insurance/Condemnation Proceeds so long as Borrower or one or more of its Subsidiaries invests such Net Insurance/Condemnation Proceeds within two hundred seventy (270) days of receipt thereof in assets of the general type used in the business of Borrower and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof;  provided, further, that pending any such investment all such Net Insurance/Condemnation Proceeds, as the case may be, shall be invested in Cash or Cash Equivalents and deposited in an account at Opus Bank and held therein until such time as such Net Insurance/Condemnation Proceeds are applied in payment of such investment.

(d) Lenders’ Right to Decline Certain Mandatory Prepayments.  Each Lender has the right to decline requiring Borrower to pay to it the mandatory prepayment(s) described in Sections 2.02(c) above.  Upon receipt by the Administrative Agent of any such prepayment of the Term Loan, the amount of the prepayment that is available to prepay the Term Loan (the “Prepayment Amount”) shall be deposited in a cash collateral Account on terms reasonably satisfactory to the Administrative Agent and Borrower, pending application of such amount on the date on which such prepayment shall be made (the “Prepayment Date”), which date shall be ten (10) Business Days after the date of such receipt.  Any Lender declining such prepayment (a “Declining Lender”) shall give written notice to the Administrative Agent by 11:00 a.m. on the Business Day immediately preceding the Prepayment Date.  On the Prepayment Date, an amount equal to that portion of the Prepayment Amount accepted by the Term Loan Lenders other than the Declining Lenders (such Lenders being the “Accepting Lenders”) to prepay Term Loans owing to such Accepting Lenders shall be withdrawn from the applicable cash collateral account and applied ratably to prepay Term Loans owing to such Accepting Lenders in the manner described in the first paragraph of Section 2.04(b), for such prepayment.

Fusion NBS Acquisition Corp.                           Credit Agreement

2.03. Principal and Interest.

(a) Except as otherwise provided hereunder, if not sooner paid, Borrower agrees to pay to Lender the outstanding principal amount of each Loan on the Maturity Date.

(b) Borrower shall repay the principal of the Term Loan as follows on the first day of each month, beginning one year after the Term Loan Funding Date (with the first day of the first month following the one-year anniversary of the Term Loan Funding Date being referred to herein as the “First Principal Prepayment Date”):

Dates	Principal Prepayment Amount
From the Closing Date up to and not including the First Principal Prepayment Date	$0
First day of months 13 through and including month 30 following the First Principal Prepayment Date	$277,778
First day of months 31 through and including month 50 following the First Principal Prepayment Date	$500,000
First day of each month thereafter prior to the Maturity Date (Term Loan)	$750,000
Maturity Date (Term Loan)	Remaining principal amount outstanding under the Term Loan at such time

(c) Subject to subsection (d) below, and unless otherwise specified herein, Borrower shall pay interest on the unpaid principal amount of each Loan (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Laws) from the date borrowed until paid in full (whether by acceleration or otherwise) in arrears on each Payment Date at a rate per annum equal to the Interest Rate (for the avoidance of doubt, the first interest payment shall be made on  September 1, 2015).

Fusion NBS Acquisition Corp.                           Credit Agreement

(d) While any Event of Default exists or after acceleration, Borrower shall pay to Lender interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Outstanding Obligations, at the Default Rate.

(e) In addition to interest as set forth herein, Borrower shall pay to Lender a late charge equal to five percent (5%) of any amounts due under the Loan in the event any such amount is not paid within one (1) day after the date when due.

2.04. Fees.

(a) Facility Fee.  Borrower shall pay to Administrative Agent (for the account of each Revolving Loan Lender according to its Pro Rata Share) a facility fee equal to 0.25% per annum on the daily average unused amount of the Revolving Loan Commitment, computed on a quarterly basis in arrears on the last day of each calendar quarter.  Such facility fee shall accrue from the Closing Date (including at any time during which one or more conditions in Section 4 are not met) to the Maturity Date and shall be due and payable quarterly in arrears on the first calendar day of each succeeding calendar quarter and on the Maturity Date.

(b) Other Fees.  Borrower shall pay to Administrative Agent such other fees, in such amounts and at such times as are set forth in that certain “financing proposal” (and attached Terms and Conditions) dated August 11, 2015 between Borrower and Opus Bank

2.05. Change or Termination of Commitments.  Upon Requisite Notice to Lender not later than the Requisite Time therefor, Borrower may at any time and from time to time, without premium or penalty, permanently and irrevocably reduce the Revolving Loan Commitment in a minimum amount of $250,000 or a higher integral amount of $50,000 or terminate the Revolving Loan Commitment.

2.06. Computation of Interest and Fees.  Computation of all types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

2.07. Making Payments.

(a) Except as otherwise provided herein, by no later than November 30, 2015, all payments by Borrower hereunder shall be made via automatic payment from the Designated Deposit Account.  All payments received after the Requisite Time shall be deemed received on the next succeeding Business Day.  All payments shall be made in immediately available funds in lawful money of the United States of America.  All payments by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(b) Upon satisfaction of any applicable terms and conditions set forth herein, Administrative Agent shall promptly make  any amounts received in accordance with the prior subsection available in like funds as received by wire transfer to each Lender at its Lending Office.

Fusion NBS Acquisition Corp.                           Credit Agreement

(c) If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest and fees.

(d) If Administrative Agent or any Lender is required at any time to return to Borrower, or to a trustee, receiver, liquidator, custodian, or any official under any proceeding under Debtor Relief Laws, any portion of a payments made by Borrower, each Lender shall, on demand of Administrative Agent, return its share of the amount to be returned, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the daily Prime Rate.

2.08. Funding Sources.  Nothing in this Agreement shall be deemed to obligate Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.09. Collateral.  The Obligations are secured by the Security Documents.

2.10. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.04; and

(b) the Commitment of such Defaulting Lender shall not be included in determining whether the Requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.01).

In the event that the Administrative Agent and the Borrower each agrees, acting in good faith and a commercially reasonable manner, that a Defaulting Lender has adequately remedied all matters that caused such Defaulting Lender to be a Defaulting Lender, on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment.

SECTION 3
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes.

(a) Any and all payments by Borrower to or for the account of Administrative Agent  or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto (“Taxes”), excluding the following (collectively, “Excluded Taxes”):  (i) franchise taxes and Taxes imposed or measured by Administrative Agent’s or Lender’s (as the case may be) net income, that are imposed on it by the jurisdiction (or any political subdivision thereof) (A) under the Laws of which Administrative Agent or Lender (as the case may be) is organized or maintains a lending office, or (B) with which the Administrative Agent or such Lender otherwise has a present or former connection (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document); (ii) any branch profits Tax imposed by the United States or any similar Tax imposed by another jurisdiction in which Borrower is located; (iii) any taxes that are attributable to Administrative Agent’s or such Lender’s failure or inability to comply with Section 3.01(e) below; (iv) United States withholding Taxes required to be imposed on amounts payable to Administrative Agent or any Lender pursuant to the Laws in force at the time Administrative Agent or such Lender becomes a party to this Agreement, except, if Lender designates a new Lending Office or becomes a party to this Agreement pursuant to an assignment, withholding Taxes shall not be Excluded Taxes to the extent that such Taxes were not Excluded Taxes with respect to Lender or its assignor, as the case may be, immediately before such designation of a new Lending Office or assignment; (v) United States withholding taxes imposed by FATCA; and (vi) any penalties, interest, costs and expenses (including Attorney Costs) imposed on Administrative Agent or any Lender arising from the assertion by any Governmental Authority that Administrative Agent or such Lender did not properly withhold any Tax.  If Borrower is required by any Law to deduct any Taxes other than Excluded Taxes (“Indemnified Taxes”) from or in respect of any sum payable under any Loan Document to Lender, (A) the sum payable shall be increased as necessary so that after making all required deductions of Indemnified Taxes (including deductions applicable to additional sums payable under this Section), Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) Borrower shall make such deductions, (C) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (D) within thirty (30) days after the date of such payment, Borrower shall furnish to Administrative Agent or such Lender the original or a certified copy of a receipt evidencing payment thereof.

Fusion NBS Acquisition Corp.                           Credit Agreement

(b) In addition, Borrower agrees to pay any and all present or future stamp, excise, court, or documentary Taxes, charges or similar levies, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, other than Taxes that are imposed with respect to an assignment and that are imposed as a result of a pre-existing connection between the Administrative Agent or Lender and the jurisdiction imposing the Tax (such Taxes that Borrower agrees to pay hereinafter referred to as “Other Taxes”).

(c) If Borrower shall be required by the Laws of any jurisdiction outside the United States to deduct any Indemnified Taxes from or in respect of any sum payable under any Loan Document to Lender, Borrower shall also pay to Administrative Agent (for payment to the applicable Lender), at the time interest is paid, such additional amount that such Lender specifies as necessary to preserve the after-tax yield (after factoring in United States (federal and state) Taxes imposed on or measured by net income, and taking into account any foreign tax credits available under Sections 901 through 903 of the Code or similar credit or exemption under a similar state law attributable to Borrower’s payment of such Indemnified Taxes) such Lender would have received if such deductions (including deductions applicable to additional sums payable under this Section) had not been made.  A certificate that such Lender delivers to Borrower as to any such additional amount shall be conclusive absent manifest error.

Fusion NBS Acquisition Corp.                           Credit Agreement

(d) Without duplication of any amounts payable under clauses (a), (b) or (c) above, Borrower agrees to indemnify, defend and hold Administrative Agent and each Lender harmless for (i) the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Administrative Agent and/or such Lender; and (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that (A) Borrower shall not be obligated to indemnify the Administrative Agent or any Lender for any interest or penalties described in clause (ii) above (and such interest and penalties shall be considered Excluded Taxes) to the extent the Administrative Agent or such Lender (1) had actual knowledge of the existence of the Tax, interest, or expense, the non-payment of which gave rise to such interest or penalties, and (2) failed to give Borrower notice of such Tax, interest or expense within ten (10) Business Days after the Administrative Agent or such Lender received actual knowledge of the existence thereof; and (B) nothing contained in this subsection (d) shall be deemed to imply any obligation on the part of the Administrative Agent or such Lender to provide Borrower with the notice of any such Tax, penalty, interest or expense.  Payment under this subsection (d) shall be made within thirty (30) days after the date the Lender makes a demand therefor.

(e) Each Lender, on or prior to the Closing Date, upon the effectiveness of any assignment or designation of a new Lending Office, and from time to time thereafter if reasonably requested in writing by Borrower, shall provide Borrower with (i) if such Lender is not a “United States Person” as that term is defined in Section 7701(a)(30) of the Code (“U.S. Person”) (a “Non-U.S. Lender”), a complete and properly executed IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY (including all required accompanying information), as appropriate, or any successor form prescribed by the IRS (including a United States taxpayer identification number), certifying that such Non-U.S. Lender is entitled to benefits under an income Tax treaty to which the United States is a party that reduces the rate of withholding Tax on payments of interest, certifying that such Non-U.S. Lender is eligible for the “portfolio interest exemption” or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States or (ii) if Lender is a U.S. Person, an IRS Form W-9 or any successor form prescribed by the IRS. If a payment made by Borrower to Lender would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  In addition, each Lender will (A) take all actions reasonably requested in good faith by Borrower in writing that are consistent with applicable legal and regulatory restrictions to claim any available reductions or exemptions from Indemnified Taxes or Other Taxes and (B) otherwise cooperate with Borrower to minimize any amounts payable by Borrower under this Section 3.01; provided that, in each case, any out-of-pocket cost relating directly to such action or cooperation requested by Borrower shall be borne by Borrower, and no Lender shall be required to take any action that it determines in its sole good faith discretion may be adverse in any non de minimis respect to it and not indemnified to its satisfaction.

Fusion NBS Acquisition Corp.                           Credit Agreement

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.02. Increased Cost and Reduced Return; Capital Adequacy.  If any Lender determines that any change in or the interpretation of any Laws announced after the date hereof have the effect of reducing the rate of return on the capital of such Lender or compliance by such Lender (or its Lending Office) or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction; provided that (a) Borrower shall not be required to pay such additional amounts to compensate any Lender for (i) any Excluded Taxes or any liabilities excluded from the definition of Indemnified Taxes by Section 3.01, (ii) any reduction in connection with any penalties, interest, costs and expenses (including Attorney Costs) arising from the assertion by any Governmental Authority that such Administrative Agent did not properly withhold any Tax or other amount from payments made in respect of any Lender, or (iii) any change in the rate of applicable Taxes imposed on or measured by net income, and (b) notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been implemented after the date hereof.

Fusion NBS Acquisition Corp.                           Credit Agreement

3.03. Matters Applicable to all Requests for Compensation.  Administrative Agent, or any Lender, if claiming compensation under this Section 3, shall deliver to Borrower a certificate (i) setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of clearly demonstrable error and (ii) certifying that Administrative, or Lender, as applicable, is generally taking comparable action with respect to its other borrowers in similar circumstances.  In determining such amount, Lenders may use any reasonable averaging and attribution methods.

3.04. Survival.  All of Borrower’s obligations under this Section 3 shall survive the termination and payoff of the Obligations for a period of three (3) years after such payoff.

SECTION 4
CONDITIONS PRECEDENT TO EXTENSION OF CREDIT

4.01. Conditions of Extension of Credit.  The effectiveness of this Agreement and the obligations of each Lender to make its initial Loan hereunder are subject to satisfaction of the following conditions precedent:

(a) Unless waived by Administrative Agent and Lenders, Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles, including pdfs or similar electronic transmission (followed promptly by originals, provided that the Notes must be delivered as originals and not facsimiles or pdfs) unless otherwise specified, each properly executed by a Senior Officer of Borrower or the applicable Guarantor, each dated on, or in the case of third-party certificates, dated on or as of a recent date before, the Closing Date and each in form and substance satisfactory to Administrative Agent, each Lender and their legal counsel:

(i) executed counterparts of this Agreement, sufficient in number for distribution to each Lender and Borrower;

(ii) executed original Notes executed by Borrower in favor of each Lender, each in the principal amount equal to such Lender’s Term Loan Commitment and the Revolving Loan Commitment, respectively;

(iii) executed original counterparts of the Guaranty executed by each Subsidiary that is required to be a Guarantor as of the Closing Date;

(iv) executed original counterparts of the Subordination Agreements, each in form and substance satisfactory to Administrative Agent;

Fusion NBS Acquisition Corp.                                                  Credit Agreement

(v) executed original counterparts of each of the Security Documents (excluding any Deposit Account Control Agreement) together with all filings to be filed substantially contemporaneously therewith (including filings with respect to intellectual property with any applicable Governmental Authority but excluding the filings required in order for the Guarantee of NBS to become effective) deemed necessary or desirable by the Administrative Agent in order to perfect the Liens created thereby;

(vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Senior Officers of Borrower and each Guarantor as Administrative Agent may require to establish the identities of and verify the authority and capacity of each Senior Officer thereof authorized to act as a Senior Officer thereof;

(vii) such evidence as Administrative Agent and any Lender may reasonably require to verify that Borrower and each Guarantor is duly organized or formed, validly existing, in good standing and qualified to engage in business in Borrower’s or such Guarantor’s jurisdiction of organization and in each foreign jurisdiction in which Borrower or such Guarantor is required to be qualified, including copies of Borrower’s and each Guarantor’s Organization Documents certified by the corporate Secretary, certificates of good standing and/or qualification to engage in business, tax clearance certificates, and the like;

(viii) a Perfection Certificate signed by a Senior Officer of Borrower;

(ix) a certificate signed by a Senior Officer of Borrower certifying that (A) the representations and warranties made by each Loan Party in the Loan Documents are true and correct on and as of the Closing Date (except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date), (B) each Loan Party is in compliance with all the terms and provisions of the Loan Documents to which it is a party, and no Default or Event of Default shall have occurred and be continuing, and (C) since December 31, 2014, there has been no event or circumstance which has or has had a Material Adverse Effect;

(x) evidence that all Debt to be Repaid has been (or, concurrently with the making of the initial Loans on the Closing Date will be) paid in full, and all Liens securing such Debt to be Repaid have been (or, concurrently with the payment in full of such Debt to be Repaid will be) released;

(xi) satisfactory completion of each Lender’s due diligence, including satisfactory completion by Administrative Agent of a collateral field audit;

(xii) a written opinion of legal counsel to the Loan Parties;

Fusion NBS Acquisition Corp.                            Credit Agreement

(xiii) copies of all inspection reports and collateral audits related to the Collateral as the Administrative Agent deems necessary in its sole discretion;

(xiv) receipt of certificates of insurance required to be maintained under Section 5.14 or under any other Loan Documents, from insurance carriers acceptable to the Administrative Agent, which certificates of insurance are in such forms and amounts acceptable to the Administrative Agent under insurance policies with loss payable clauses in favor of Administrative Agent Lender; and

(xv) such other assurances, certificates, documents, consents or opinions as Administrative Agent reasonably may require.

(b) Any fees (including fees required to be paid on or before the Closing Date as specified in the Proposed Terms referred to in the “financing proposal” dated August 11, 2015 between Borrower and Opus Bank) shall have been paid.

(c) Unless waived by Administrative Agent, Borrower shall have paid all Attorney Costs of Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Administrative Agent).

4.02. Conditions to Each Loan.  In addition to the applicable conditions precedent set forth elsewhere in this Section 4, the obligation of Lenders to make any Loan is subject to the satisfaction of the following conditions precedent:

(a) Lender shall have received a notice of borrowing with respect to such Loan, substantially in the form of Exhibit A, attached hereto (a “Notice of Borrowing”); and

(b) Both before and after giving effect to such Loan, (i) the representations and warranties of Borrower in Section 5 shall be true and correct (or in all material respects for such representations and warranties that are not by their terms already qualified as to materiality) on and as of the date of such Loan, except to the extent that any such representation and warranty relates to a specific earlier date, in which case such representation and warranty shall be true and correct (or in all material respects for such representations and warranties that are not by their terms already qualified as to materiality) as of such earlier date, and (ii) no Default or Event of Default shall exist or result from such Loan.  The making of each Loan shall be deemed to be a representation and warranty by Borrower on the date thereof as to the matters contained in the foregoing sentence.

4.03. Conditions to Term Loan.   In addition to the applicable conditions precedent set forth elsewhere in this Section 4, the obligation of Lenders to make any Loan is subject to the satisfaction of the following conditions precedent:

Fusion NBS Acquisition Corp.                           Credit Agreement

(a) the Administrative Agent shall have received:

(i) evidence, reasonably satisfactory to the Administrative Agent, that the Borrower has completed, or concurrently with the making of the Term Loans will complete, the Target Transaction in accordance with the terms of the Acquisition Documents (without any material amendment thereto or waiver thereunder unless consented to by the Administrative Agent).  All material and necessary authorizations, consents, approvals, exceptions or other actions by or notices to or filings with any court or administrative or governmental body or other Person required in connection with the execution, delivery or performance of the Acquisition Agreement and related documents or the consummation of the Target Transaction shall be final and in full force and effect and shall be in form and substance satisfactory to Administrative Agent.  Administrative Agent shall have received a copy of the Acquisition Agreement and all instruments, documents and agreements related thereto, certified in an Officer’s Certificate, dated the Term Loan Funding Date, as correct and complete;

(ii) evidence reasonably satisfactory to it that (1) the sum of the aggregate purchase price under the Target Transaction is not in excess of $32,000,000, (2) the aggregate fees and expenses payable by the Borrower with respect to the Target Transaction will not exceed $1,500,000, and (3) there has been no Material Adverse Effect with respect to any Loan Party since December 31, 2014;

(iii) pro forma/projected financial statements of the Loan Parties and a pro forma calculation of the financial covenants contained in Section 7.11 (in each case giving effect to the Target Transaction and the funding of the Term Loans on the Term Loan Funding Date) showing pro forma compliance with the terms of Section 7.11 hereof, in form and substance satisfactory to Administrative Agent in its reasonable discretion;

(iv) a quality of earnings report reasonably acceptable to Administrative Agent and the Requisite Lenders in all respects;

(v) a written opinion of legal counsel to the Loan Parties;

(vi) evidence reasonably satisfactory to it that all requirements of Section 6.14 have been satisfied; and

(vii) confirmation of the satisfactory completion of each Lender’s due diligence, including satisfactory completion by Administrative Agent of results (satisfactory in form and substance to Administrative Agent and Requisite Lenders) of all due diligence items requested and reviewed in connection with the Target Transaction and the Acquisition Agreement and related documents.

Fusion NBS Acquisition Corp.                           Credit Agreement

SECTION 5
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and Lenders that:

5.01. Existence and Qualification; Power; Compliance with Laws.

(a) Borrower is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware, has the power and authority and the legal right to own, lease and operate its properties and to conduct its business as currently conducted.  Borrower is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by Law, and is in compliance with all Laws, except to the extent that noncompliance or non-qualification could not reasonably be expected to have a Material Adverse Effect.  Each Guarantor and each Subsidiary of Borrower is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, has the corporate power and authority and the legal right to own, lease and operate its properties and to conduct its business as currently conducted, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by Law and is in compliance with all Laws except to the extent that noncompliance or non-qualification could not reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.01 attached hereto lists, as of the Closing Date, each of the Subsidiaries of Parent and each other Guarantor, including a notation identifying each Material Subsidiary and each First Tier Foreign Subsidiary, if any.

(c) Immediately after giving effect to the Target Transaction on the Term Loan Funding Date, Borrower will own one hundred percent (100%) of the Equity Securities of each of the Target Companies.

5.02. Power; Authorization; Enforceable Obligations.  Borrower has the organizational power and authority and the legal right to make, deliver and perform each Loan Document to which it is a party and Borrower has the organizational power and authority to borrow hereunder and has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.  Each Guarantor party to a Loan Document has the corporate or other organizational power and authority and the legal right to make, deliver and perform each Loan Document to which it is a party and each such Guarantor has the corporate or other organizational power and authority and has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party.  Except for the filings noted on Schedule 5.02 with respect to the enforceability of the Guaranty by NBS, no consent or authorization of, filing with, or other act by or in respect of, any Governmental Authority is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) those that have been made, (ii) actions permitted by the Loan Documents to be taken after the Closing Date that may be required to perfect security interests in the Collateral and (ii) actions required under applicable securities Laws in connection with the Disposition of Collateral subject to such Laws.  The Loan Documents have been duly executed and delivered by each respective Loan Party and each Subsidiary party thereto, and constitute legal, valid and binding obligations of each such Loan Party and each such Subsidiary, enforceable against such Loan Party and such Subsidiary in accordance with their respective terms.  Schedule 5.02 lists each consent required from any Governmental Authority in order for the Guaranty of NBS to be fully enforceable against NBS.

Fusion NBS Acquisition Corp.                           Credit Agreement

5.03. No Legal Bar.  The execution, delivery, and performance by each Loan Party and each Subsidiary of the Loan Documents to which it is a party and compliance with the provisions thereof have been duly authorized by all requisite action on the part of each such Loan Party and each such Subsidiary and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) any Organization Documents of each Loan Party or any of its Subsidiaries, (ii) any material applicable Laws, rules, or regulations or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any material Contractual Obligation of any Loan Party or any of its Subsidiaries or by which any of them or any of their property is bound or subject, (b) constitute a default under any such material agreement or instrument, or (c) result in, or require, the creation or imposition of any Lien on any of the properties of any Loan Party or any of its Subsidiaries (other than the Liens granted in connection herewith).

5.04. Financial Statements; No Material Adverse Effect; Solvency.

(a) The consolidated financial statements of the Parent and its Subsidiaries as of December 31, 2013 and December 31, 2014 (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the dates thereof, including liabilities for Taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the periods covered thereby.

(b) Since December 31, 2014, there has been no event or circumstance which has or has had a Material Adverse Effect.

(c) On the date hereof, and after giving effect to all Loans made on the date hereof and the use of proceeds thereof, Borrower is, and the Loan Parties on a consolidated basis are, Solvent. On the Term Loan Funding Date, after giving effect to all Loans made on and prior to the Term Loan Funding Date and the use of proceeds thereof, Borrower will be, and the Loan Parties on a consolidated basis will be, Solvent.

5.05. Litigation.  Except as disclosed in Schedule 5.05, no litigation, investigation or proceeding of or before an arbitrator or Governmental Authority is pending or, to the best knowledge of Borrower after due and diligent investigation, threatened by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues which could reasonably be expected to have a Material Adverse Effect.

Fusion NBS Acquisition Corp.                           Credit Agreement

5.06. No Default.  Neither Borrower, any Loan Party nor any its Subsidiaries are in default under or with respect to any Contractual Obligation which could reasonably be expected to have a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing or will result from the consummation of this Agreement or any of the other Loan Documents, the consummation of the transactions contemplated hereby or thereby or the making of the Loans hereunder.

5.07. Ownership of Property; Liens.  Each Loan Party and its Subsidiaries have (a) valid fee or leasehold interests or valid licenses in all real property which they use in their respective businesses and (b) good and marketable title to all their other property, and none of such property is subject to any Lien, except as permitted in Section 7.02.

5.08. Taxes.  Except as specified in Schedule 5.08, each Loan Party and its Subsidiaries have filed all federal, state and other material tax returns which are required to be filed, and have paid, or made provision for the payment of, all Taxes with respect to the periods, property or transactions covered by said returns, or pursuant to any assessment received by any Loan Party or its Subsidiaries, except such Taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and no item or portion of property of any Loan Party or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited as a result thereof.

5.09. Margin Regulations; Investment Company Act.

(a) Loan Parties are not engaged, nor will Loan Parties engage, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect.  No part of the proceeds of any Loan hereunder will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of Regulations U or X of the Board.

(b) No Loan Party nor any of their Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.10. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.  There has been no prohibited transaction (which is not otherwise exempt under Section 4975 of the Code) or violation of the fiduciary responsibility rules under ERISA with respect to any Plan that has or could reasonably be expected to have a Material Adverse Effect.

Fusion NBS Acquisition Corp.                           Credit Agreement

(b) (i) No ERISA Event has occurred or, to the best knowledge of Borrower with respect to any ERISA Affiliate, is reasonably expected to occur; (ii) no Pension Plan has any material Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate, has incurred or, to the best knowledge of Borrower with respect to any ERISA Affiliate reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.11. Intangible Assets.  Each Loan Party and its Subsidiaries own, or possess the right to use, all trademarks, trade names, copyrights, patents, patent rights, franchises, licenses and other intangible assets that are necessary in the conduct of their respective businesses as now operated, and none of such items, to the best knowledge of Borrower, conflicts in any material respect with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person.

5.12. Compliance With Laws.  Each Loan Party and its Subsidiaries are in compliance in all material respects with all material Laws that are applicable to such Person.

5.13. Environmental Compliance.  No claims or notices alleging potential liability or responsibility for violation of any Environmental Law have been alleged or filed against any Loan Party or with respect to their respective businesses.

5.14. Insurance.  The properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any Loan Party or such Subsidiary operates.

5.15. Disclosure.  No statement, information, report, representation, or warranty made by Borrower or any Subsidiary in any Loan Document or furnished in writing to Administrative Agent or any Lender in connection with any Loan Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading (it being recognized by Administrative Agent  and each Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.16. USA PATRIOT Act, Foreign Assets Control Regulations, Etc.

Fusion NBS Acquisition Corp.                           Credit Agreement

(a) Neither the Loans contemplated hereunder nor the use of the proceeds thereof will violate the Anti-Terrorism Order, the USA PATRIOT Act, the Trading with the Enemy Act, as amended, or any U.S. Economic Sanctions or any enabling legislation or executive order relating thereto. Borrower has provided to Administrative Agent all information related to each Loan Party (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent, as required by regulatory authorities under applicable “know your customer” rules and regulations and other Anti-Money Laundering Laws, including, without limitation, the USA PATRIOT Act, and Borrower and its Subsidiaries are in compliance, in all material respects, with the USA PATRIOT Act.

(b) Neither Borrower nor any Controlled Entity is a Blocked Person, and neither Borrower nor any Controlled Entity has been notified that its name appears or may in the future appear on the SDN List.

(c) Neither Borrower nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Anti-Money Laundering Laws or any U.S. Economic Sanction violations, (ii) is under investigation by any Governmental Authority for possible violation of the Anti-Money Laundering Laws or any U.S. Economic Sanctions, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. Borrower has established policies to ensure that Parent and each Subsidiary is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(d) No part of the proceeds from the Loans hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or Sanctioned Country or will otherwise be used by Borrower or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person or Sanctioned Country, or (ii) otherwise in violation of any U.S. Economic Sanctions.

(e) (i)       Neither Borrower nor any Controlled Entity (aa) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to the Anti-Corruption Laws, (bb) to the best knowledge of Borrower after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (cc) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (dd) has been or is the target of sanctions imposed by the United Nations or the European Union;

(ii) To the best knowledge of Borrower after making due inquiry, neither Borrower nor any Subsidiary has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a governmental official or a commercial counterparty for the purposes of: (aa) influencing any act, decision or failure to act by such governmental official in his or her official capacity or such commercial counterparty, (bb) inducing a governmental official to do or omit to do any act in violation of the governmental official’s lawful duty, or (cc) inducing a governmental official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

Fusion NBS Acquisition Corp.                           Credit Agreement

(iii) No part of the proceeds from the Loans hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any governmental official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage.  Borrower has established policies to ensure that Borrower and each Subsidiary is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

5.17. Material Contracts. Schedule 5.17 attached hereto lists, as of the Closing Date, each Material Contract of the Loan Parties.

5.18. Target Transaction.  On the Term Loan Funding Date:

(a) Loan Parties have heretofore furnished the Administrative Agent a true and correct copy of the Acquisition Agreement and other associated documents and there have been no amendments to such Acquisition Agreement or associated documents from the copies so provided.

(b) Loan Parties, and, to the Knowledge of a Senior Officer of each Loan Party, each other party to the Acquisition Agreement and associated documents, have duly taken all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the Acquisition Agreement and associated documents and the consummation of transactions contemplated thereby.

(c) The Target Transaction will comply in all material respects with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by any Loan Party or any of its Subsidiaries and, to the Knowledge of a Senior Officer of each Loan Party, each other party to the Acquisition Agreement and associated documents in connection with the Target Transaction will be, prior to consummation of the Target Transaction, duly obtained and will be in full force and effect.  As of the date of the closing for the transaction contemplated by the Acquisition Agreement, all applicable waiting periods with respect to the Target Transaction will have expired without any action being taken by any Governmental Authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Target Transaction unless otherwise consented to by the Administrative Agent.

(d) The execution and delivery of the Acquisition Agreement and associated documents  did not, and the consummation of the Target Transaction will not, violate in any material respect any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on any Loan Party or any Subsidiary or, to the Knowledge of a Senior Officer of any Loan Party, any other party to the Acquisition Agreement and associated documents, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which any Loan Party or any Subsidiary is a party or by which any Loan Party or any Subsidiary is bound or, to the Knowledge of a Senior Officer of any Loan Party, to which any other party to the Acquisition Agreement and associated documents is a party or by which any such party is bound.

Fusion NBS Acquisition Corp.                           Credit Agreement

(e) No statement or representation made in the Acquisition Agreement or associated documents by any Loan Party or any Subsidiary or, to the Knowledge of a Senior Officer of any Loan Party, any other Person, contains any untrue statement of a material fact or, when viewed together with Parent’s periodic reports filed under the Exchange Act and the rules and regulations promulgated thereunder, if any, omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading in any material respect.

(f) No material condition to the consummation of the Target Transaction has been amended or waived without the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 6
AFFIRMATIVE COVENANTS

So long as any Obligation remains unpaid or unperformed (or, in the case of Sections 6.13 and 6.14, within the time period specified therein) or any Commitment remains outstanding, Borrower shall, and shall (except in the case of Borrower’s reporting covenants set forth in Sections 6.01 and 6.02(a)-(c) and Borrower’s covenants set forth in Sections 6.13 and 6.14), cause each Loan Party and each Subsidiary of a Loan Party, to:

6.01. Financial Statements.  Deliver to Administrative Agent and each Lender, in form and detail satisfactory Administrative Agent and Lenders:

(a) (i) as soon as available, but in any event within 95 days after the end of each fiscal year (beginning with the fiscal year ending December 31, 2015) of Parent, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit and accompanied by a Compliance Certificate as required under Section 6.02(a);

(b) as soon as available, but in any event within 45 days after the end of each of the first three (3) fiscal quarters of each fiscal year of Parent (beginning with the fiscal quarter ending September 30, 2015), a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and accompanied by a Compliance Certificate as required under Section 6.02(a); and

Fusion NBS Acquisition Corp.                           Credit Agreement

(c) such other financial reports as Administrative Agent or the Requisite Lenders may reasonably request from Borrower, including without limitation,  annual projections, as approved by the Board of Directors of Borrower, for Borrower’s next fiscal year to be delivered within 45 days after the end of each fiscal year of Borrower.

6.02. Certificates, Notices and Other Information.  Deliver to Administrative Agent and each Lender, in form and detail reasonably satisfactory to Administrative Agent and Requisite Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Senior Officer of Borrower;

(b) to the extent Parent or Borrower files or is required to file the below described reports, communications and/or statements, promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent or Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Parent or Borrower may file or be required to file with the Securities and Exchange Commission under Sections 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to Lender pursuant hereto;

(c) promptly after the occurrence thereof, notice of any Default or Event of Default;

(d) notice of any change in accounting policies or financial reporting practices by Parent or any Subsidiary that is material to Borrower or to Borrower and its Subsidiaries on a consolidated basis;

(e) promptly after the commencement thereof, notice of any litigation, investigation or proceeding affecting Borrower where the reasonably expected damages to Borrower exceed the Threshold Amount, or in which injunctive relief or similar relief is sought, which relief could reasonably be expected to have a Material Adverse Effect;

(f) promptly after the occurrence thereof, notice of any Reportable Event with respect to any Plan or the intent to terminate any Plan, or the institution of proceedings or the taking or expected taking of any other action to terminate any Plan or withdraw from any Plan;

Fusion NBS Acquisition Corp.                           Credit Agreement

(g) promptly after the occurrence thereof, notice of any Material Adverse Effect; and

(h) promptly, such other data and information as from time to time may be reasonably requested by Administrative Agent or the Requisite Lenders.

Each notice pursuant to this Section shall be accompanied by a statement of a Senior Officer of Borrower setting forth details of the occurrence referred to therein and, if applicable, stating what action Borrower has taken and proposes to take with respect thereto.

6.03. Payment of Taxes and Claims.  Pay and discharge when due all federal, state and other material Taxes, assessments, governmental charges, levies and claims for sums that have become due and payable, except for any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and no item or portion of property of Borrower or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited as a result thereof.

6.04. Preservation of Existence.  Preserve and maintain its existence, licenses, permits, rights, franchises and privileges necessary or desirable in the normal conduct of its business, except, other than with respect to any Loan Party, (i) as permitted by Section 7.03, or (ii) where failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.05. Maintenance of Properties.  Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any material waste of its properties.

6.06. Maintenance of Insurance.  Maintain liability and casualty insurance with responsible insurance companies satisfactory to the Administrative Agent in such amounts and against such risks as is customary for similarly situated businesses.

6.07. Compliance With Laws.

(a) Comply with the requirements of all applicable Laws and orders of any Governmental Authority including, without limitation, ERISA, Environmental Laws, the Anti-Money Laundering Laws, U.S. Economic Sanctions and the Anti-Corruption Laws, the failure to comply with which would reasonably be expected to have a Material Adverse Effect.

(b) Prevent itself or any Controlled Entity from (i) becoming a Blocked Person, (ii) using any part of the proceeds of the Loan, directly or indirectly, to lend, contribute, provide, or otherwise make available to fund any activity or business with or related to any Blocked Peron or Sanctioned Country, or in any other manner that will result in any violation or breach by any Person of any U.S. Economic Sanctions and (iii) using any part of the proceeds of the Loan, directly or indirectly, for any payment to any governmental official or employee, political party, official of a political party, candidate for political officer, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws.

Fusion NBS Acquisition Corp.                           Credit Agreement

6.08. Inspection Rights.  Permit Administrative Agent or any Lender to perform an annual collateral field audit of Borrower’s accounts receivable, inventory and equipment.  In addition, at any time during regular business hours and as often as reasonably requested upon reasonable notice (but not more often than twice in a calendar year unless an Event of Default exists), Borrower shall permit Administrative Agent, or any employee, agent or representative thereof, to examine, audit and make copies and abstracts from Borrower’s records and books of account and to visit and inspect the properties of Borrower and its Subsidiaries, including, but not limited to, an annual collateral field audit on Borrower’s accounts receivable and inventory, and to discuss its affairs, finances and accounts with any of its officers and key employees, and, upon request, furnish promptly to Administrative Agent and each Lender true copies of all financial information and internal management reports made available to their board of directors of Parent (or any committee thereof), other than information and reports that involve the attorney-client privilege.  Borrower shall furnish to Administrative Agent such information concerning the intellectual property of Borrower and its Subsidiaries (including, without limitation, application and registration numbers for any filings in connection with such intellectual property) as is reasonably necessary to permit Administrative Agent to identify and to perfect a security interest in such intellectual property.

6.09. Keeping of Records and Books of Account.  Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or any applicable Subsidiary.

6.10. Compliance with ERISA.  Cause, and cause each of its ERISA Affiliates to:  (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

6.11. Compliance With Agreements.  Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the nonperformance of which would not cause a Default or Event of Default, (b) then being contested by any of them in good faith by appropriate proceedings, or (c) if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.12. Further Assurances.

(a) In the event that Borrower or any Domestic Subsidiary creates or acquires (including, for the avoidance of doubt, pursuant to a Permitted Merger) a Domestic Subsidiary that is also a Material Subsidiary, Borrower or such Domestic Subsidiary shall within forty-five (45) days (unless a longer period is agreed to by Administrative Agent) (i) cause such Domestic Subsidiary (aa) to execute and deliver a Guaranty (or a joinder to an existing Guaranty), in form and substance reasonably satisfactory to Administrative Agent, in favor of Administrative Agent and each Lender, and (bb) to execute and deliver a security agreement substantially in the form of the Security Agreement (or a joinder to the Security Agreement), granting a security interest in its assets to secure the Guaranty; (ii) pledge to Administrative Agent the ownership interests of Borrower or such Domestic Subsidiary in such Domestic Subsidiary pursuant to a pledge agreement substantially in the form of the Pledge Agreement; and (iii) deliver to Administrative Agent the outstanding share certificates to the extent such equity interest are certificated (or other evidence of its equity) evidencing such pledged ownership interests; provided, however, in no event shall (1) the aggregate amount of assets for all Domestic Subsidiaries that are not Guarantors and parties to a security agreement referred to in this subsection (a) exceed 10% of the total assets of Borrower and its Subsidiaries as of the last day of the most recent fiscal year of Borrower for which Borrower has delivered audited financial statements and (2) the aggregate amount of revenues for all Domestic Subsidiaries that are not Guarantors and parties to a security agreement exceed 10% of the total revenues of Borrower and its Subsidiaries for the most recent fiscal year of Borrower for which Borrower has delivered audited financial statements and Borrower or such Domestic Subsidiary shall, from time to time, cause such additional Domestic Subsidiaries  to execute and deliver the documents referred to in this subsection (a) and comply with the other provisions of this subsection (a) as required to comply with this proviso.

Fusion NBS Acquisition Corp.                           Credit Agreement

(b) In the event that Borrower or any Domestic Subsidiary creates or acquires (including, for the avoidance of doubt, pursuant to a Permitted Merger) a First Tier Foreign Subsidiary that is a Material Subsidiary, then Borrower or such Subsidiary shall within forty-five (45) days after such acquisition (i) pledge to Administrative Agent sixty-five percent (65%) of the ownership interests in such First Tier Foreign Subsidiary owned by Borrower or such Domestic Subsidiary pursuant to a pledge agreement substantially in the form of the Pledge Agreement (or such other form as is necessary to comply with applicable Laws where the First Tier Foreign Subsidiary is organized); (ii) deliver to Administrative Agent the outstanding shares certificates (or other evidence of its equity) evidencing such pledged ownership interests; and (iii) take such further actions as Administrative Agent requests to perfect the security interest in such pledged ownership interests.

6.13. Use of Proceeds.  (a) Use the proceeds of the Revolving Loan to refinance the Debt to be Repaid and for other lawful general corporate purposes, including Acquisitions in accordance with the terms of this Agreement, capital expenditures and other expenses not otherwise in contravention of this Agreement, and (b) use the proceeds of the Term Loan to finance the Target Transaction.

6.14. Post-Closing Requirement.

(a) Provide within ten (10) Business Days after the date of this Agreement a fully executed copies of (i) a Deposit Account Control Agreement with JPMorgan Chase Bank and (ii) a Deposit Account Control Agreement with KeyBank, each in form and substance satisfactory to Administrative  and together covering all deposit accounts held by Parent or any of its Subsidiaries other than deposit accounts maintained at Opus Bank and the two Certificates of Deposit referred to in Section 6.14(d) below,

Fusion NBS Acquisition Corp.                           Credit Agreement

(b) Within ten (10) Business Days after the date of this Agreement, NBS’ lockbox account at KeyBank shall have an automatic sweep in place that provides that such lockbox account be automatically swept on a daily basis to the Designated Deposit Account.

(c) Within ninety (90) calendar days after the date of this Agreement, Borrower will use commercially reasonable efforts to obtain an executed lien waiver (a “Landlord’s Agreement”) from each landlord, warehouseman, bailee or lessor of each facility leased by Borrower or any Subsidiary in which assets of Borrower or such Subsidiary having an aggregate fair market value in excess of $500,000 are located (including, without limitation, the principal place of business of Borrower), in form and substance reasonably satisfactory to Administrative Agent, each of which shall include, without limitation, the following: (i) waiver of said lessor’s lien rights with respect to any property of the Loan Parties located thereon and (ii) reasonable rights on entry for Administrative Agent (and its agents) to assemble and remove any Collateral located on such premises.

(d) Within one hundred twenty (120) days after the date of this Agreement, Borrower shall have (i) obtained all consents and provided all notices listed on Schedule 5.02 and (ii) provided a certificate from a Senior Officer stating that all such consents and notices have been obtained or provided, as applicable and attaching certified copies of each such notice and consent.

(e) Within one hundred eighty (180) days after the date of this Agreement, Borrower shall have caused Parent to (i) close each of the two Certificates of Deposit maintained at Signature Bank and (ii) deposit all cash proceeds therefrom into an account with Opus Bank.

6.15. Deposit Accounts.  (a) At all times on and after the Closing Date, shall maintain the Designated Deposit Account with Opus Bank and (b) at all times on and after November 30, 2015, maintain all Cash (other than Cash in the lockbox account referred to in Section 6.14(b) above) in accounts, including the Designated Deposit Account, with Opus Bank.

6.16. Insurance.  Cause the Administrative Agent to be named as loss payee on all property insurance policies, and each Lender, as so requested, to be named as additional insured on all liability insurance policies, obtained or maintained by or on behalf of Borrower or any of its Subsidiaries.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to the Administrative Agent in the event of cancellation of the policy for any reason whatsoever (except cancellation due to non-payment of premiums, for which 10 days’ notice will be provided) and a clause specifying that the interests of the Lender or Administrative Agent, as applicable, shall not be impaired or invalidated by any act or neglect by Borrower or any of its Subsidiaries.  If Borrower fails to provide and pay for such insurance, the Administrative Agent may, at its option, but shall not be required to, procure the same and charge Borrower therefor.

SECTION 7
NEGATIVE COVENANTS

Fusion NBS Acquisition Corp.                           Credit Agreement

So long as any Obligations remain unpaid or unperformed or any Commitment remains outstanding, Borrower shall not, nor shall it permit any Loan Party or any Subsidiary to, directly or indirectly:

7.01. Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness except for the following (“Permitted Indebtedness”):

(a) Indebtedness under the Loan Documents;

(b) Indebtedness owing or that may become owing to Prestige Capital Corporation, with respect to the Working Capital Agreement, subject to Section 7.15 of this Agreement and not to exceed $3,000,000 at any one time outstanding, and secured by Liens granted by Parent in favor of Prestige Capital Corporation which are first priority security interests on accounts receivable and other assets of Parent (excluding, in any event, any Lien on any Equity Securities of any Subsidiary);

(c) other Indebtedness outstanding on the date hereof and listed on Schedule 7.01 and any refinancings, refundings, renewals or extensions thereof, provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to accrued but unpaid interest plus the premium or other amount paid, and fees and expenses incurred, in connection with such refinancing and by an amount equal to any utilized commitments thereunder, (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to Borrower and its Subsidiaries or the Lender than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and (iii) the weighted average life of the principal payments pursuant to such refinanced, refunded, renewed or extended Indebtedness shall be no shorter than the weighted average life of such payments pursuant to such Indebtedness immediately prior to such refinancing, refunding, renewal or extension;

(d) Ordinary Course Indebtedness;

(e) Indebtedness of Borrower and its Subsidiaries secured by Liens permitted by Section 7.02(c); provided that in each case, (i) such Indebtedness is incurred by such Person at the time of, or not later than six (6) months after, the acquisition by such Person of the property so financed, (ii) such Indebtedness does not exceed the purchase price of the property so financed, and (iii) the aggregate outstanding principal amount(s) of all such Indebtedness does not exceed $1,000,000 at any time;

(f) Indebtedness of Borrower and its Subsidiaries under initial or successive refinancings, refundings, renewals or extensions of any Indebtedness permitted by clause (e) above or this clause (f), provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to accrued but unpaid interest plus the premium or other amount paid, and fees and expenses incurred, in connection with such refinancing, and (ii) the weighted average life of the principal payments pursuant to such refinanced, refunded, renewed or extended Indebtedness shall be no shorter than the weighted average life of such payments pursuant to such Indebtedness immediately prior to such refinancing, refunding, renewal or extension;

Fusion NBS Acquisition Corp.                           Credit Agreement

(g) Indebtedness disclosed on Schedule 7.01 including up to $7,000,000 aggregate amount of Indebtedness at any time in respect of equipment financing leases, and any extension, renewal or refinancing thereof; provided that in connection with any such extension, renewal or refinancing: (i) the aggregate principal amount of such Indebtedness is not increased, (ii) the scheduled maturity date of such Indebtedness is not shortened, and (iii) the covenants or defaults are not materially more restrictive or more onerous than analogous provisions in the documentation of such Indebtedness as in effect on the Closing Date; and

(h) other unsecured Indebtedness not included in subsections (a) through (f) above and not exceeding, in the aggregate outstanding principal amount at any time, $1,000,000.

7.02. Liens.  Incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (“Permitted Liens”):

(a) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof;

(b) Ordinary Course Liens;

(c) Liens (i) upon or in any equipment and related software acquired (in either case that was not financed by Lender) or held by Borrower or any Subsidiary to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment and related software (including soft costs), (ii) existing on equipment of Borrower or any Subsidiary at the time of its acquisition, provided that such Lien is limited solely to the property so acquired and improvements thereon, and  the proceeds of such equipment and (iii) or rights of a lessor under a Capital Lease;

(d) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in the foregoing clauses (a) through (c) above, provided that the property covered thereby is not increased and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase;

(e) Liens on the property or assets of any entity which becomes a Subsidiary of Borrower after the date of this Agreement provided that (i) such Liens exist at the time such entity became a Subsidiary or such assets were acquired, and (ii) such Liens were not created in contemplation of such acquisition by Borrower;

Fusion NBS Acquisition Corp.                           Credit Agreement

(f) Liens securing Indebtedness permitted under Section 7.01(b) or Section 7.01(g); and

(g) Liens not otherwise permitted hereunder on the property or assets of Borrower and any of its Subsidiaries securing obligations in an aggregate outstanding amount not to exceed $1,000,000 at any time.

7.03. Fundamental Changes.  Merge or consolidate with or into any Person or liquidate, wind-up or dissolve itself, or permit or suffer any liquidation or dissolution or sell all or substantially all of its assets, except for the following (each, a “Permitted Merger”):

(a) any Subsidiary may merge with Borrower or a Guarantor, provided that Borrower or such Guarantor, as applicable, shall be the continuing or surviving Person;

(b) any Subsidiary may merge with any one or more other Subsidiaries, provided that if any such Subsidiary is a Guarantor, such Subsidiary or another Subsidiary that is a Guarantor shall be the continuing or surviving Person; and

(c) any Subsidiary that is not a Material Subsidiary may merge or consolidate with or into any other Person or sell all or substantially all of its assets to the extent such transaction constitutes a Disposition otherwise permitted under Section 7.04(a) or 7.04(c) or constitutes an Investment otherwise permitted under Section 7.05(d).

7.04. Dispositions.  Make any Dispositions, except:

(a) Ordinary Course Dispositions;

(b) Dispositions permitted by Section 7.03; and

(c) Dispositions not otherwise prohibited hereunder, provided that the aggregate book value of the property so disposed in any fiscal year shall not exceed $1,000,000 in the aggregate.

7.05. Investments; Acquisitions.  Make any Investments or Acquisitions, except for the following (“Permitted Investments”):

(a) Investments existing on the Closing Date and listed on Schedule 7.05 attached hereto;

(b) Ordinary Course Investments;

(c) The Target Transaction;

(d) Investments permitted by Section 7.01 or Section 7.03; and

(e) Investments not otherwise prohibited hereunder, provided that the aggregate amount of such other Investments (less any return on any such Investments) does not at any time exceed $1,000,000.

Fusion NBS Acquisition Corp.                           Credit Agreement

7.06. Restricted Payments.  Make any Restricted Payments, except that (a) the Parent may pay dividends or other distributions payable solely in shares of capital stock of Parent, (b) a Loan Party may make Restricted Payments to the Borrower or a Guarantor (other than Parent),  (c) a Subsidiary may make Restricted Payments to Borrower or a Guarantor (other than Parent), (d) Borrower may distribute rights pursuant to a shareholder rights plan or redeem such rights, provided that such redemption is in accordance with the terms of such shareholder rights plan, and (e) Borrower may make Restricted Payments in connection with or pursuant to any of its Employee Benefits Plans or in connection with the employment, termination or compensation of its service providers, employees, officers or directors.

7.07. ERISA.  Engage in any transaction which could be subject to Sections 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code) that has not been corrected within the applicable time period; (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material “unpaid required contribution” (as defined in Section 302 of ERISA), if any of the foregoing could reasonably be expected to have a Material Adverse Effect.

7.08. Change in Nature of Business.  Engage, either directly or indirectly through Affiliates, in any line of business other than the lines of business in which Borrower or such Subsidiary is engaged as of the Closing Date and any other business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower or such Subsidiary as of the Closing Date.

7.09. Transactions with Affiliates.  Enter into or permit to exist any transaction of any kind with any Affiliate of Borrower other than arm’s-length transactions with Affiliates that are otherwise permitted hereunder and except for (i) the payment of customary and reasonable directors’ fees to directors who are not employees of a Loan Party or any Affiliate of a Loan Party as well as the payment of their reasonable out-of-pocket expenses incurred in performing their directorial duties and the payment of indemnities owing to them as directors; or (ii) certain loans by Affiliates to Parent as indicated in Schedule 7.09.

7.10. Certain Indebtedness Payments; Amendments to Documents.  Pay, prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled payment thereof any Indebtedness of Borrower and its Subsidiaries.

7.11. Financial Covenants.

(a) Borrower Leverage Ratio.  Permit the Leverage Ratio, as of and for each period of four consecutive fiscal quarters, to be greater than 4.00 to 1.00.

(b) Borrower Fixed Charge Coverage.  Permit the Fixed Charge Coverage Ratio, as of and for each period of four consecutive fiscal quarters, to be less than 1.20 to 1.00.

(c) Borrower Capital Expenditures.  Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount in excess of $4,500,000.

Fusion NBS Acquisition Corp.                           Credit Agreement

(d) Borrower Minimum EBITDA.  Permit Adjusted EBITDA, measured as of the last day of each period of four consecutive fiscal quarters, to be less than $11,000,000.

(e) Minimum Parent EBITDA.  Permit Parent EBITDA, measured as of the last day of each period of four consecutive fiscal quarters beginning with the four consecutive fiscal quarters ending December 31, 2016, to be less than $0.

(f) Minimum Cash.  Permit the Parent, on a non-Consolidated Basis, at all times from and after December 31, 2015 to have less than $1,000,000 of  (i) Cash Equivalents in excess of the amount of Indebtedness then outstanding under the Working Capital Agreement or (ii) “availability” under the Working Capital Agreement.

(g) Maximum Senior Leverage Ratio.  Permit the Senior Leverage Ratio to be greater than (i) 3:00 to 1.00 for each fiscal quarter ending September 30, 2015 through and including the fiscal quarter ending June 30, 2016 or (ii) 2.50 to 1:00 as of the last day of any fiscal quarter beginning with the fiscal quarter ending September 30, 2016 and each quarter thereafter.

For purposes of calculating the covenants in this Section 7.11, any Acquisition, including the Target Transaction, (and the incurrence or repayment of any Indebtedness in connection therewith) that has been made either (i) during the applicable period or (ii) subsequent to such period and prior to or simultaneously with the event for which the calculation of any such ratio is made, shall be calculated on a pro forma basis (including pro forma adjustments arising out of anticipated synergies, cost savings and other events directly attributable to such Acquisition that are factually supportable and are expected to have a continuing effect), in form and substance satisfactory to Administrative Agent in its reasonable discretion, assuming that such Acquisition (and any increase or decrease in Adjusted EBITDA or Parent EBITDA and the component financial definitions used therein attributable to such Acquisition) had occurred on the first day of the applicable period.

7.12. Accounting Changes. Without the Administrative Agent’s written consent, which shall not be unreasonably withheld, conditioned or delayed change (i) its fiscal year, or (ii) its accounting practices except as permitted by GAAP, in each case, except to the extent required in order to conform the fiscal year or accounting practices of a Subsidiary to those of Borrower.

7.13. Organization Documents.  Amend or modify its Organization Documents in a manner that could reasonably be expected to be adverse to the Lenders with respect to the Obligations, or the Collateral.

7.14. Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement, the other Loan Documents, the Praesidian Facility, and Indebtedness of Subsidiaries permitted pursuant to Section 7.01) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to Borrower or any Guarantor or otherwise transfer property to Borrower or any Guarantor, (ii) of any Subsidiary to guarantee the Indebtedness of Borrower or (iii) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, except with respect to specific property encumbered to secure payment of particular Indebtedness incurred to finance the acquisition thereof and permitted pursuant to Section 7.01(e); or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

Fusion NBS Acquisition Corp.                           Credit Agreement

7.15. Business Services.  Permit (i) any accounts receivable from, or any proceeds or payments related to or arising from, Borrower’s Business Services division, as Borrower and its Subsidiaries is conducting as of the date of this Agreement, to be billed by or paid to, or otherwise received or held by, Parent, or (ii) Parent to bill or receive payment (or possess any proceeds thereof) for any services other than for Parent’s Carrier Services division, as Parent is conducting on the date of this Agreement.

SECTION 8
EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default.  Any one or more of the following events shall constitute an Event of Default:

(a) Any Loan Party fails to pay any principal of any Outstanding Obligation (other than fees) as and on the date when due; or

(b) Any Loan Party fails to pay any interest on any Outstanding Obligation or fails to pay any other fee or amount payable to Administrative Agent or any Lender under any Loan Document within five (5) days after the date due; or

(c) Any default occurs in the observance or performance of any agreement contained in Section 7; or

(d) Any default occurs in the observance or performance of any agreement contained in Section 6.01 and such default continues for ten (10) days; or

(e) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsections (a), (b) (c) or (d) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) Borrower’s knowledge of such Event of Default or failure and (ii) receipt of Administrative Agent’s written notice thereof; or

(f) Any representation or warranty of any Loan Party in any Loan Document proves to have been incorrect in any material respect when made or deemed made; or

(g) (i) Borrower or any Subsidiary (x) defaults in any payment when due of principal of or interest on any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount in excess of the Threshold Amount which remains uncured beyond any applicable cure period, or (y) defaults in the observance or performance of any other agreement or covenant relating to any Indebtedness (other than Indebtedness hereunder) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, any Indebtedness in excess of the Threshold Amount to become payable or cash collateral in respect thereof to be demanded on account of such default or other event; or (ii) Borrower or any Subsidiary is unable or admits in writing its inability to pay its debts generally as they mature; or

Fusion NBS Acquisition Corp.                           Credit Agreement

(h) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or Borrower or any Guarantor denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(i) (i) A final judgment (to the extent not covered by insurance (less any deductible) from a solvent insurer who has either accepted tender of defense and is defending such action or has authorized the insured to defend such action) against Borrower or any Subsidiary is entered for the payment of money in excess of the Threshold Amount, or any non-monetary final judgment is entered against Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect and, in each case such judgment remains unsatisfied without procurement of a stay of execution within thirty (30) calendar days after the date of entry of judgment; or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person (to the extent not covered by insurance (less any deductible) from a solvent insurer who has either accepted tender of defense and is defending such action or has authorized the insured to defend such action) representing an obligation for the payment of money which is (singly or in the aggregate with all other such writs or warrants or similar process) in excess of the Threshold Amount and is not released, vacated or fully bonded (A) within thirty (30) calendar days after its issue or levy or (B) if earlier, five (5) Business Days prior to the date of any proposed sale; or

(j) Borrower, Guarantor or any Material Subsidiary institutes or consents to the institution of any proceeding under Debtor Relief Laws, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under Debtor Relief Laws relating to any such Person or to all or any part of its property is instituted without the consent of that Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(k) (i) An ERISA Event occurs with respect to a Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount; (ii) the aggregate amount of Unfunded Pension Liability among all Plans at any time exceeds the Threshold Amount; or (iii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

Fusion NBS Acquisition Corp.                           Credit Agreement

(l) There occurs (i) any Change of Control, or (ii) any event relating to a change in the corporate ownership, control or governance of Borrower or any Subsidiary as issuer (an “Issuer”) of any notes, bonds, debentures, convertible debt or other debt securities, the result of which is to cause Indebtedness evidenced by any such notes, bonds, debentures, convertible debt or other debt securities to be subject to mandatory redemption or repurchase by such Issuer, provided the outstanding amount of such outstanding Indebtedness exceeds the Threshold Amount.

8.02. Remedies Upon Event of Default.  Without limiting any other rights or remedies of the Administrative Agent or Lenders provided for elsewhere in this Agreement or in the other Loan Documents, or by applicable Law, or in equity, or otherwise:

(a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 8.01(j):  Requisite Lenders may request Administrative Agent to, and Administrative Agent thereupon shall terminate the Commitments and/or declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower; and/or

(b) Upon the occurrence of any Event of Default described in Section 8.01(j):

(i) the Commitments shall automatically terminate without notice to or demand upon Borrower, which are expressly waived by Borrower; and

(ii) the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

(c) Upon the occurrence and during the continuance of any Event of Default, Administrative Agent (and, to the extent applicable, Lenders), without notice to or demand upon Borrower, which are expressly waived by, may proceed (with the consent of the Requisite Lenders) to protect, exercise and enforce its rights and remedies under the Loan Documents against Borrower and its Subsidiaries and such other rights and remedies as are provided by Law or equity (including, without limitation, the provisions of the applicable Uniform Commercial Code).

Fusion NBS Acquisition Corp.                           Credit Agreement

(d) Except as permitted by Section 10.05, no Lender may exercise any rights or remedies with respect to the Obligations without the consent of Requisite Lenders in their sole and absolute discretion.  The order and manner in which Administrative Agent’s and Lenders’ rights and remedies are to be exercised shall be determined by Requisite Lenders in their sole and absolute discretion.  Regardless of how a Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder, payments shall be applied first, to costs and expenses (including Attorney Costs) incurred by Administrative Agent and each Lender, second, to the payment of accrued and unpaid interest on the Loans to and including the date of such application, third, to the payment of the unpaid principal of the Loans, and fourth, to the payment of all other amounts (including fees) then owing to Administrative Agent and Lenders under the Loan Documents, in each case paid pro rata to each Lender in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all Lenders, without priority or preference among Lenders.  No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Administrative Agent and Lenders hereunder or thereunder or at Law or in equity.

SECTION 9
ADMINISTRATIVE AGENT

9.01. Appointment and Authorization of Administrative Agent.  Each Lender hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto, including, without limitation, entering into the Praesidian Subordination Agreement, the Rosen Subordination Agreement and the Prestige Subordination Agreement.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.02. Delegation of Duties.  Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

Fusion NBS Acquisition Corp.                           Credit Agreement

9.03. Liability of Administrative Agent.  No Administrative Agent-Related Person shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Administrative Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of Borrower’s Subsidiaries or Affiliates.

9.04. Reliance by Administrative Agent.

(a) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under any other Loan Document unless it shall first receive such advice or concurrence of Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Requisite Lenders or all Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of Lenders.  Where this Agreement expressly permits or prohibits an action unless Requisite Lenders otherwise determine, and in all other instances, Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

Fusion NBS Acquisition Corp.                           Credit Agreement

(c) Each Lender hereby authorizes Administrative Agent, upon payment of the amount certified by Borrower as the full and final payment of all principal, interest, fees and other charges outstanding under this Agreement, to execute with and in favor of Borrower a termination letter that, inter alia, terminates Borrower’s obligation to observe any or all of the covenants in Sections 3, 6 and 7 hereof.

9.05. Notice of Default.  Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  Administrative Agent will notify Lenders of its receipt of any such notice.  Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by Requisite Lenders in accordance with Section 8; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

9.06. Credit Decision; Disclosure of Information by Administrative Agent.  Each Lender acknowledges that no Administrative Agent-Related Person has made any representation or warranty to it, and that no act by Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower and their Subsidiaries, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Lender as to any matter, including whether Administrative Agent-Related Persons have disclosed material information in their possession.  Each Lender, including any Lender by assignment, represents to Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower.  Except for notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent herein, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any of its Subsidiaries which may come into the possession of any Administrative Agent-Related Person.

9.07. Indemnification of Administrative Agent.  Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Administrative Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), ratably according to their Pro Rata Shares, and hold harmless each Administrative Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Administrative Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section; provided further that the foregoing shall not require any Lender to indemnify any Administrative Agent-Related Person to the extent such Administrative Agent-Related Person was not acting in the capacity of, or on behalf of, the Administrative Agent.  Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Administrative Agent.

Fusion NBS Acquisition Corp.                           Credit Agreement

9.08. Administrative Agent in Individual Capacity.  Opus and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates as though Opus were not Administrative Agent hereunder and without notice to or consent of Lenders.  Lenders acknowledge that, pursuant to such activities, Opus or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliate) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Opus shall have the same rights and powers under this Agreement as any other Lender and may Opus the same as though it were not Administrative Agent.

9.09. Successor Administrative Agent.  Administrative Agent may, and at the request of Requisite Lenders shall, resign as Administrative Agent upon thirty (30) days’ notice to Lenders.  If Administrative Agent resigns under this Agreement, Requisite Lenders shall appoint from among Lenders a successor administrative agent for Lenders which successor administrative agent shall be approved by Borrower.  If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Borrower and upon approval of Borrower (other than at any time as there exists an Event of Default) which will not be unreasonably withheld, a successor administrative agent from among Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 and Sections 10.03 and 10.11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent (whether due to absence of Borrower approval or otherwise) by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as Requisite Lenders appoint a successor agent as provided for above.

Fusion NBS Acquisition Corp.                           Credit Agreement

SECTION 10
MISCELLANEOUS

10.01. Amendments; Consents.  No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, no consent to any departure by Borrower or any Subsidiary therefrom and no release of collateral in which Lender has a security interest prior to payment in full of the Obligations shall be effective unless in writing signed by the Requisite Lenders and  the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall: (a) extend or increase the Commitment of any Lender without the written consent of such Lender; (b) postpone any date fixed by this Agreement or any other Loan Document for any payment (but excluding the delay or waiver of any mandatory prepayment) of principal, interest, fees or other amounts due to the Lenders (or any of them), including the Maturity Date, in each case without the written consent of each Lender directly affected thereby; (c) reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Requisite Lenders shall be necessary (i) to amend the definition of “Default Rate” (so long as such amendment does not result in the Default Rate being lower than the interest rate then applicable to Loans) or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein); (d) change the provisions requiring pro rata payments to the Lenders set forth herein without the written consent of each Lender directly affected thereby; (e) change any provision of this Section or the definition of “Requisite Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; (f) release the Borrower or all or substantially all of the Guarantors from this Agreement, any Guaranty or release any material Security Document to which any such Person is a party without the written consent of each Lender, except to the extent such Person is the subject of a Disposition permitted by the provisions of this Agreement or such Security Document (in which cases such release may be made by Administrative Agent acting alone); or (g) release all or substantially all of the Collateral without the written consent of each Lender except with respect to Dispositions and releases of Collateral permitted or required hereunder or as provided in the other Loan Documents (in which case such release may be made by Administrative Agent acting alone).  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Fusion NBS Acquisition Corp.                           Credit Agreement

10.02. Transmission and Effectiveness of Communications and Signatures.

(a) Modes of Delivery.  Except as otherwise provided in any Loan Document, notices, requests, demands, directions, agreements and documents delivered in connection with the Loan Documents (collectively, “communications”) shall be transmitted by Requisite Notice to the number and address set forth on Schedule 10.02, may be delivered by the following modes of delivery, and shall be effective as follows:

Mode of Delivery	Effective on earlier of actual receipt and:
Courier:	Scheduled delivery date
Facsimile:	When transmission in legible form complete
Mail:	Fourth Business Day after deposit in U.S. mail first class postage pre-paid
Personal delivery:	When received
Telephone:	When conversation completed

provided, however, that communications delivered to Lender pursuant to Section 2 must be in writing and shall not be effective until actually received by Lender.

(b) Reliance by Lender.  Lender shall be entitled to rely and act on any communications purportedly given by or on behalf of Borrower or any other Loan Party even if (i) such communications (A) were not made in a manner specified herein, (B) were incomplete or (C) were not preceded or followed by any other notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any subsequent related communications provided for herein.  Borrower shall indemnify Lender from any loss, cost, expense or liability as a result of relying on any communications permitted herein.

(c) Effectiveness of Facsimile Documents and Signatures.  Documents and agreements delivered from time to time in connection with the Loan Documents may be transmitted and/or signed by facsimile or electronic transmission.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as hardcopies with manual signatures.  Any party may also request that any such documents and signature be confirmed by a manually-signed hardcopy thereof; provided, however, that the failure to request or deliver any such manually-signed hardcopy shall not affect the effectiveness of any facsimile documents or signatures.

Fusion NBS Acquisition Corp.                           Credit Agreement

10.03. Attorney Costs, Expenses and Taxes.  Borrower agrees (a) to pay or reimburse Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of the Loan Documents, and the development, preparation, negotiation and execution of any amendment, waiver, consent, supplement or modification to, any Loan Documents, and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (including the performance by Lender of collateral field audits and inspections pursuant to Section 6.08), including all reasonable Attorney Costs, and (b) to pay or reimburse Lender for all costs and expenses incurred in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization), collection and enforcement or attempted enforcement, or preservation of any rights under any Loan Documents, and any other documents prepared in connection herewith or therewith, or in connection with any refinancing, or restructuring of any such documents in the nature of a “workout” or of any insolvency or bankruptcy proceeding, including Attorney Costs.  The foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Lender and the cost of independent public accountants and other outside experts retained by Lender.  Such costs and expenses shall also include administrative costs of Lender reasonably attributable to the administration of the Loan Documents.  Any amount payable by Borrower under this Section shall bear interest from the tenth day following the date of demand for payment at the Default Rate, unless waived by Lender.  The agreements in this Section shall survive repayment of all other Obligations and the termination of all Commitments.

10.04. Binding Effect; Assignment.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender.  Any Lender may from time to time sell all or any portion of the Loans, the Commitments and the Loan Documents (or any interest therein) and may grant participations in the Loans, provided, that, with respect to any participation (but not with respect to any assignment) (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,  (C) the Borrower and the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations (including, without limitation, voting rights) under this Agreement and (D) any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification set forth in clauses (a) through (g) of Section 10.01 that affects such Participant; provided, however that, so long as no Default or Event of Default has occurred and is continuing, (i) Borrower must consent to any such sale, which consent shall not be unreasonably withheld, delayed or conditioned and (ii) such assignee or participant is not a competitor of the Borrower;  provided, further, that no consent from Borrower shall be required for any assignment by one Lender to any other Lender.  Any Person to whom Lender sells all or any portion of the Loans or Commitments shall be deemed to be a “Lender” for purposes hereof.  Borrower agrees to cooperate with Lender’s efforts to do any of the foregoing and to execute all documents reasonably required by Lender in connection therewith.

Fusion NBS Acquisition Corp.                           Credit Agreement

(b) Certain Pledges.  Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

10.05. Set-off.  In addition to any rights and remedies of Lender or any assignee or participant of Lender or any Affiliate thereof (each, a “Proceeding Party”) provided by law, upon the occurrence and during the continuance of any Event of Default, each Proceeding Party is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to proceed directly, by right of set-off, banker’s lien, or otherwise, against any assets of any Loan Party and their Subsidiaries which may be in the possession of such Proceeding Party (including all general or special, time or demand, provisional or other deposits and other indebtedness owing by such Proceeding Party to or for the credit or the account of Borrower) and apply such assets against the Obligations, irrespective of whether such Proceeding Party shall have made any demand therefor and although such Obligations may be unmatured.  Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.06. Sharing of Payments.  Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against any Loan Party or otherwise, receives payment on account of the Outstanding Obligations held by it that is ratably more than any other Lender receives in payment on account of the Outstanding Obligations held by such other Lender, then, subject to applicable Laws:  (a) the Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Outstanding Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Outstanding Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all Lenders share any payment obtained in respect of the Outstanding Obligations ratably in accordance with each Lender’s share of the Outstanding Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by any Loan Party or any Person claiming through or succeeding to the rights of any Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest.  Each Lender that purchases a participation in the Outstanding Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Outstanding Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Outstanding Obligations purchased.  Each Loan Party expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if Lender were the original owner of the Obligation purchased.

Fusion NBS Acquisition Corp.                           Credit Agreement

10.07. No Setoff.  As to any and all funds, securities or other assets of any Loan Party which are now or hereafter held by Administrative Agent or any Lender as collateral pursuant to this Agreement or any other Loan Document for any of the Obligations thereunder (including, without limitation, all amounts in any deposit account, securities account or other similar account) (collectively the “Collateral Assets”), Administrative Agent and the Lenders agree that they shall not exercise any right of setoff or recoupment against nor shall they assert any security interest in the Collateral Assets in connection with any other obligation owed to Administrative Agent or any Lender which is unrelated to this Agreement or the Loan Documents, except for:  (i) recovery for any items deposited with Administrative Agent or any Lender and returned unpaid or as to which claims have been asserted as to breach of transfer or presentment warranties, (ii) overdrafts on any account which generated the funds which constitute part of the Collateral Assets, (iii) automated clearing house entries, and (iv) Administrative Agent or any Lender's usual and customary fees for services rendered in connection with the assets or bank accounts which constitute the Collateral Assets.

10.08. No Waiver; Cumulative Remedies.

(a) No failure by Lender to exercise, and no delay by Lender in exercising, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(b) The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. Any decision by Lender not to require payment of any interest (including interest at the Default Rate), fee, cost or other amount payable under any Loan Document or to calculate any amount payable by a particular method on any occasion shall in no way limit or be deemed a waiver of Lender’s right to require full payment thereof, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

10.09. Usury.  Notwithstanding anything to the contrary contained in any Loan Document, the interest and fees paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Lender shall receive interest or a fee in an amount that exceeds the Maximum Rate, the excessive interest or fee shall be applied to the principal of the Outstanding Obligations or, if it exceeds the unpaid principal, refunded to Borrower.  In determining whether the interest or a fee contracted for, charged, or received by such Lender exceeds the Maximum Rate, such Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Fusion NBS Acquisition Corp.                           Credit Agreement

10.10. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11. Integration.  This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of Lender in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.12. Nature of Lender’s Obligations.  Nothing contained in this Agreement or any other Loan Document and no action taken by Lender pursuant hereto or thereto may, or may be deemed to, make any Lender a partnership, an association, a joint venture or other entity, either with Borrower or any Affiliate of Borrower.  Each Lender’s obligation to make its portion of the Loans pursuant hereto is several and not joint or joint and several, and is conditioned upon the performance by all other Lenders of their obligations to make the Loans.  A default by any Lender will not increase the Pro Rata Share attributable to any other Lender.

10.13. Survival of Representations and Warranties.  All representations and warranties made hereunder and in any Loan Document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery thereof but shall terminate upon the termination of this Agreement and all Commitments and the payment in full in cash of all Obligations.  Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, notwithstanding any investigation made by Administrative Agent or any Lender or on its behalf.

10.14. Indemnity by Borrower.  Borrower agrees to indemnify, defend, save and hold harmless Administrative Agent and each Lender and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively, the “Indemnitees”) from and against:  (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than another indemnitee) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against Borrower, any of its Affiliates or any its officers or directors; (b) any and all claims, demands, actions or causes of action arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitments, the use or contemplated use of the proceeds of any Loan or any collateral given to secure the Obligations, or the relationship of Borrower and the Indemnitees under this Agreement; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (d) all liabilities, claims, actions, loss, damages, including, without limitation, foreseeable and unforeseeable consequential damages, costs and expenses (including sums paid in settlement of claims and all consultant, expert and legal fees and expenses of Indemnitees' counsel) directly or indirectly arising out of or resulting from any Hazardous Substance being present at any time in or around any part of the property of Borrower or any Subsidiary, or in the soil, groundwater or soil vapor on or under such property, including those incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, or any resulting damages or injuries to the person or property of any third parties or to any natural resources; and (e) any and all liabilities, losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding, including those liabilities caused by an Indemnitee’s own negligence (all the foregoing, collectively, the “Indemnified Liabilities”); provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee.  This Section 10.14 shall survive termination of this Agreement.

Fusion NBS Acquisition Corp.                           Credit Agreement

10.15. Nonliability of Lender.

Borrower acknowledges and agrees that:

(a) Any inspections of any property of Borrower made by or through any Lender are for purposes of administration of the Loan Documents only, and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

(b) By accepting or approving anything required to be observed, performed, fulfilled or given to any Lender pursuant to the Loan Documents, such Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by such Lender;

(c) The relationship between Borrower and each Lender is, and shall at all times remain, solely that of borrower and lender; no Lender shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; no Lender undertakes or assumes any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon its or their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by such Lender in connection with such matters is solely for the protection of such Lender and neither Borrower nor any other Person is entitled to rely thereon; and

Fusion NBS Acquisition Corp.                           Credit Agreement

(d) No Lender shall be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds Lender harmless from any such loss, damage, liability or claim.

10.16. No Third Parties Benefited.  This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, Administrative Agent and Lenders in connection with the Loans, and is made for the sole benefit of Borrower, Administrative Agent and Lenders, and Administrative Agent and each Lender’s successors and assigns, and no other Person shall have any rights of any nature hereunder or by reason hereof.

10.17. Severability.  Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.18. Confidentiality.  Administrative Agent and each Lender shall use any confidential non-public information concerning each Loan Party and its respective Subsidiaries that is furnished to Administrative Agent or any Lender by or on behalf of any Loan Party and their respective Subsidiaries in connection with the Loan Documents (collectively, “Confidential Information”) solely for the purpose of evaluating and providing products and services to them and administering and enforcing the Loan Documents, and it will hold the Confidential Information in confidence.  Notwithstanding the foregoing, Administrative Agent and each Lender may disclose Confidential Information (a) to its Affiliates or any of its or their Affiliates’ directors, officers, employees, advisors or representatives (collectively, the “Representatives”) whom it determines need to know such information for the purposes set forth in this Section and who are bound to obligations of confidentiality; (b) to any bank or financial institution or other entity to which any Lender has assigned or desires to assign an interest or participation in the Loan Documents or the Obligations, provided that any such foregoing recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein; (c) to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of Administrative Agent’s or any  Lender’s business or that of any Representative in connection with the exercise of such authority or claimed authority; (d) to the extent necessary or appropriate to effect or preserve Administrative Agent’s or any Lender’s or any of its Affiliates’ security (if any) for any Obligation or to enforce any right or remedy or in connection with any claims asserted by or against Administrative Agent  or any Lender, any of its Affiliates or any Representative under the Loan Documents; and (e) pursuant to any subpoena or any similar legal process so long as Borrower is, or has been, given notice of such legal process and the opportunity to seek a protective order; provided that any such recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein.  For purposes hereof, the term “Confidential Information” shall not include information that (x) is in Administrative Agent’s or any Lender’s possession prior to its being provided by or on behalf of Borrower, provided that such information is not known by Administrative Agent  or, as the case may be, such Lender to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, Borrower, (y) is or becomes publicly available (other than through a breach hereof by Administrative Agent  or such Lender), or (z) becomes available to Administrative Agent  or any Lender on a non-confidential basis, provided that the source of such information was not known by Administrative Agent or such Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.  This Section 10.18 shall survive termination of this Agreement.

Fusion NBS Acquisition Corp.                           Credit Agreement

10.19. Further Assurances.  Each Loan Party and its Subsidiaries shall, at their expense and without expense to Administrative Agent or Lenders, do, execute and deliver such further acts and documents as Administrative Agent from time to time reasonably requires for the assuring and confirming unto Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document (including, without limitation, any matters set forth in any supplement agreement regarding post-closing deliveries or filings entered into with the Administrative Agent).

10.20. Headings.  Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

10.21. Time of the Essence.  Time is of the essence of the Loan Documents.

10.22. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER, ADMINISTRATIVE AGENT AND LENDERS EACH CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  BORROWER, ADMINISTRATIVE AGENT AND LENDERS EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED HERETO.  BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

Fusion NBS Acquisition Corp.                           Credit Agreement

(c) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.23. PATRIOT Act Notification.  Administrative Agent hereby notifies Borrower (and each Subsidiary and Guarantor) that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower (and, to the extent requested, each Subsidiary), which information includes the name and address of Borrower (and, to the extent requested, each Guarantor and Subsidiary) and other information that will allow Administrative Agent to identify Loan Parties (and, to the extent requested, each Subsidiary) in accordance with the USA PATRIOT Act.

10.24. Entire Agreement.  This Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

10.25. Replacement of Lenders.  Notwithstanding anything in this Agreement to the contrary, if (a) any Lender requests compensation under Section 3.02, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender is a Defaulting Lender, or (d) any Lender fails to approve any amendment, waiver or consent requested by the Borrowers pursuant to Section 10.01 that has received the written approval of not less than the Requisite Lenders but also requires the approval of such Lender, then in each such case the Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees, and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

Fusion NBS Acquisition Corp.                           Credit Agreement

(ii)           in the case of any such assignment resulting from a claim for compensation under Section 3.02 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iii)           in the case of any such assignment resulting from the refusal of a Lender to approve a requested amendment, waiver or consent, the Person to whom such assignment is being made has agreed to approve such requested amendment, waiver or consent; and

(iv)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Fusion NBS Acquisition Corp.                           Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Fusion NBS Acquisition Corp., a Delaware corporation, as Borrower

By:	/s/ Gordon Hutchins, Jr.
Gordon Hutchins, Jr.
President and COO

Opus Bank, as Administrative Agent and as a Lender

By:	/s/ Kevin McBride
Kevin McBride
Senior Managing Director